EXHIBIT 10.5.1

                           FIFTH AMENDED AND RESTATED

                                CREDIT AGREEMENT

                            DATED AS OF JULY 27, 2004

                                      AMONG

                                ATLAS AIR, INC.,

                                  AS BORROWER,

                           THE LENDERS LISTED HEREIN,

                                   AS LENDERS,

                                      AND

                     DEUTSCHE BANK TRUST COMPANY AMERICAS,

                             AS ADMINISTRATIVE AGENT

                                  ARRANGED BY:

                          DEUTSCHE BANK SECURITIES INC.

                                 ATLAS AIR, INC.

                           FIFTH AMENDED AND RESTATED

                                CREDIT AGREEMENT

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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

SECTION 1. DEFINITIONS ..................................................     2
   1.1    Certain Defined Terms .........................................     2
   1.2    Accounting Terms; Utilization of GAAP for Purposes of
          Calculations Under Agreement ..................................    27
   1.3    Other Definitional Provisions .................................    27

SECTION 2. AMOUNTS AND TERMS OF LOANS ...................................    27
   2.1    Loans; Making of Loans; Notes; Register .......................    27
   2.2    Interest on the Loans .........................................    29
   2.3    Fees ..........................................................    31
   2.4    Repayments, Prepayments and Reductions in Loans; General
          Provisions Regarding Payments .................................    32
   2.5    Use of Proceeds ...............................................    36
   2.6    Special Provisions Governing Eurodollar Rate Loans ............    36
   2.7    Increased Costs; Taxes; Capital Adequacy ......................    38
   2.8    Obligation of Lenders to Mitigate .............................    42
   2.9    Release of Collateral .........................................    43

SECTION 3. CONDITIONS TO FIFTH RESTATEMENT EFFECTIVE DATE ...............    43
   3.1    Conditions to Effectiveness ...................................    43

SECTION 4. REPRESENTATIONS AND WARRANTIES ..................... .........    47
   4.1    Organization, Powers, Qualification, Good Standing, Business
          and Subsidiaries ..............................................    47
   4.2    Authorization, etc. ...........................................    48
   4.3    Financial Condition ...........................................    49
   4.4    No Material Adverse Change; No Restricted Junior Payments .....    49
   4.5    Title to Properties; Liens ....................................    49
   4.6    Litigation; Adverse Facts .....................................    50
   4.7    Payment of Taxes ..............................................    50
   4.8    Performance of Agreements; Materially Adverse Agreements ......    50
   4.9    Governmental Regulation .......................................    51
   4.10   Securities Activities .........................................    51
   4.11   Employee Benefit Plans ........................................    51
   4.12   Certain Fees ..................................................    51
   4.13   Environmental Protection ......................................    52
   4.14   Employee Matters ..............................................    52
   4.15   Solvency ......................................................    52
   4.16   Disclosure ....................................................    52

SECTION 5. AFFIRMATIVE COVENANTS ........................................    53
   5.1    Financial Statements and Other Reports ........................    53

   5.2    Corporate Existence ...........................................    57
   5.3    Payment of Taxes and Claims; Tax Consolidation ................    57
   5.4    Maintenance of Properties; Insurance ..........................    57
   5.5    Inspection; Lender Meeting ....................................    58
   5.6    Compliance with Laws, etc. ....................................    58
   5.7    Environmental Indemnity .......................................    58
   5.8    Holdings' Remedial Action Regarding Hazardous Materials .......    58
   5.9    Further Assurances; New Subsidiaries ..........................    59
   5.10   Appraisals ....................................................    59
   5.11   Maintenance Contracts .........................................    59
   5.12   Employee Benefit Plans ........................................    59
   5.13   Registration of Foreign Leased Aircraft with FAA ..............    60
   5.14   Civil Reserve Air Fleet Program ...............................    60
   5.15   Engine Maintenance ............................................    60
   5.16   Grounding of Financed Aircraft ................................    62
   5.17   Maintain Aircraft Airworthiness ...............................    62

SECTION 6. NEGATIVE COVENANTS ...........................................    62
   6.1    Indebtedness ..................................................    63
   6.2    Liens and Related Matters .....................................    64
   6.3    Investments; Joint Ventures ...................................    65
   6.4    Contingent Obligations ........................................    66
   6.5    Restricted Junior Payments ....................................    66
   6.6    Financial Covenants ...........................................    67
   6.7    Restriction on Fundamental Changes and Asset Sales ............    68
   6.8    Amendments of Material Agreements .............................    71
   6.9    Restriction on Leases .........................................    71
   6.10   Sales and Lease-Backs .........................................    73
   6.11   Sale or Discount of Receivables ...............................    73
   6.12   Transactions with Shareholders, Affiliates and GSS ............    73
   6.13   Disposal of Subsidiary Stock ..................................    74
   6.14   Conduct of Business ...........................................    74
   6.15   Change To Legal Names; Organizational Identification Numbers,
          Jurisdiction or Type of Organization ..........................    74
   6.16   Subordinated Indebtedness .....................................    74

SECTION 7. EVENTS OF DEFAULT ............................................    75
   7.1    Failure to Make Payments When Due .............................    75
   7.2    Default in Other Agreements ...................................    75
   7.3    Breach of Certain Covenants ...................................    75
   7.4    Breach of Warranty ............................................    76
   7.5    Other Defaults Under Loan Documents ...........................    76
   7.6    Involuntary Bankruptcy; Appointment of Receiver, etc. .........    76
   7.7    Voluntary Bankruptcy; Appointment of Receiver, etc. ...........    76
   7.8    Judgments and Attachments .....................................    77
   7.9    Dissolution ...................................................    77

                                      (ii)

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   7.10   Change in Control .............................................    77
   7.11   Failure of Security ...........................................    77
   7.12   Guaranties ....................................................    78
   7.13   Certificated as Air Carrier ...................................    78
   7.14   Material Agreements ...........................................    78
   7.15   Pass Through Trust Documents ..................................    78
   7.16   Equity Issuance ...............................................    78

SECTION 8. AGENT ........................................................    79
   8.1    Appointment ...................................................    79
   8.2    Powers and Duties; General Immunity ...........................    79
   8.3    Representations and Warranties; No Responsibility For Appraisal
          of Creditworthiness ...........................................    81
   8.4    Right to Indemnity ............................................    81
   8.5    Collateral Documents ..........................................    81
   8.6    Successor Administrative Agent ................................    82

SECTION 9. MISCELLANEOUS ................................................    82
   9.1    Assignments and Participations in Loans .......................    82
   9.2    Expenses ......................................................    84
   9.3    Indemnity .....................................................    85
   9.4    Set-Off .......................................................    86
   9.5    Ratable Sharing ...............................................    86
   9.6    Amendments and Waivers ........................................    87
   9.7    Independence of Covenants .....................................    88
   9.8    Notices .......................................................    88
   9.9    Survival of Representations, Warranties and Agreements ........    88
   9.10   Failure or Indulgence Not Waiver; Remedies Cumulative .........    89
   9.11   Marshalling; Payments Set Aside ...............................    89
   9.12   Severability ..................................................    89
   9.13   Obligations Several; Independent Nature of Lenders' Rights ....    89
   9.14   Headings ......................................................    90
   9.15   Applicable Law ................................................    90
   9.16   Successors and Assigns ........................................    90
   9.17   Consent to Jurisdiction and Service of Process ................    90
   9.18   Waiver of Jury Trial ..........................................    91
   9.19   Confidentiality ...............................................    91
   9.20   Counterparts; Effectiveness; Effect if Agreement Does Not
          Become Effective ..............................................    92
   9.21   Replacement Engines ...........................................    92

                                     (iii)

                                 ATLAS AIR, INC.

                           FIFTH AMENDED AND RESTATED

                                CREDIT AGREEMENT

            This FIFTH AMENDED AND RESTATED CREDIT AGREEMENT is dated as of July 27, 2004 and entered into by and among ATLAS AIR WORLDWIDE HOLDINGS, INC., a Delaware corporation ("HOLDINGS"), ATLAS AIR, INC., a Delaware corporation ("COMPANY"), THE LENDERS PARTY HERETO FROM TIME TO TIME, and DEUTSCHE BANK
TRUST COMPANY AMERICAS ("DBTCA"), as administrative agent for Lenders (in such capacity, "ADMINISTRATIVE AGENT"). Capitalized terms used herein and not otherwise defined shall have the meanings specified in Section 1.

                                    RECITALS

            WHEREAS, pursuant to that certain Fourth Amended and Restated Credit Agreement dated as of April 25, 2000 (as so amended and restated, and as the same has been further amended, modified and/or supplemented to, but not including, the Fifth Restatement Effective Date, the "EXISTING CREDIT AGREEMENT ") among the Company, the financial institutions listed on the signature pages thereof and the Administrative Agent, the lenders thereunder have made certain credit facilities available to the Company for the purpose of acquisition and modification of certain Financed Aircraft to be used in the Company's air cargo business;

            WHEREAS, the parties to the Existing Credit Agreement entered into a Forbearance Agreement, Limited Waiver and Conditional Agreement to Amend the Loan Documents dated as of July 3, 2003 (as amended, modified and/or supplemented prior to the Fifth Restatement Effective Date, the "FORBEARANCE AGREEMENT") pursuant to which certain of the Lenders agreed to (i) forbear from exercising their rights and remedies under the Existing Credit Agreement and the other Existing Loan Documents while Holdings implemented a comprehensive debt restructuring program with respect to Holdings and certain of its affiliates in accordance with the Restructuring Proposal Summary distributed to the Lenders on March 27, 2003 (as amended and restated on November 24, 2003 with the consent of the Administrative Agent but without giving effect to any further modifications without the consent of the Administrative Agent) and (ii) waive the application of the default interest provision under the Existing Credit Agreement;

            WHEREAS, on January 30, 2004, Holdings, the Company and certain Affiliates thereof filed voluntary petitions for relief under the Bankruptcy Code;

            WHEREAS, prior to filing for relief under the Bankruptcy Code, Holdings, the Company and certain of the Lenders renegotiated certain of the terms of the Existing Credit Agreement and the other Existing Loan Documents in accordance with the Forbearance Agreement and the Letter Agreement and Term Sheet annexed thereto, dated February 2, 2004 among the Company, Holdings, and the lenders party thereto (collectively, as amended, modified or supplemented from time to time, the "TERM SHEET"), which contemplated, among other things, an amendment and restatement of the Existing Credit Agreement on terms satisfactory to the Lenders;

            WHEREAS, the parties hereto desire to amend and restate the Existing Credit Agreement in order to implement the agreements set forth in the Plan of Reorganization, the Forbearance Agreement and the Term Sheet and to make certain other amendments contained herein;

            WHEREAS, it is the intention of Company, Administrative Agent and each of the Lenders that such amendment and restatement of the Existing Credit Agreement shall not constitute a refinancing of the Loans outstanding on the Fifth Restatement Effective Date and that, with respect to the Loans outstanding prior to the Fifth Restatement Effective Date, the First Aircraft Chattel Mortgages shall continue to constitute purchase-money security interests subject to Section 1110 of the Bankruptcy Code; and

            WHEREAS, the Lenders identified on the signature pages hereof hold all of the "Loans" under the Existing Credit Agreement as identified on Schedule 1.1;

            NOW THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the Company, the Lenders and the Administrative Agent hereby agree that the Existing Credit Agreement shall be amended and restated in its entirety as follows:

                                   SECTION 1.
                                   DEFINITIONS

1.1   CERTAIN DEFINED TERMS.

      The following terms used in this Agreement shall have the following meanings:

            "ACMI CONTRACT" means (i) any contract entered into by Company pursuant to which Company furnishes the aircraft, crew, maintenance and insurance and customers bear all other operating expenses and (ii) any similar contract in which the customer provides the flight crew, all in accordance with Company's historical practices.

            "ACMI CONTRACTED AIRCRAFT" means an aircraft acquired by Company or its Subsidiaries and dedicated to a new ACMI Contract entered into in connection with the acquisition of such aircraft (which ACMI Contract shall not represent a renewal or replacement of a prior ACMI Contract unless the aircraft dedicated to such prior ACMI Contract was operated under an operating lease and returned to the lessor) which is in effect on the date of calculation and has a remaining term of one year or more on the date such aircraft was dedicated to such ACMI Contract (subject to cancellation terms, which may include the right to cancel on six months notice). When making any calculation on a Pro Forma Basis effect shall be given to the acquisition of an ACMI Contracted Aircraft by adding to the appropriate components of Consolidated Adjusted EBITDA (i) the net projected annualized revenues from the operation of

                                       (2)
the ACMI Contracted Aircraft under such ACMI Contract for that portion of the period for which Consolidated Adjusted EBITDA is being calculated prior to the acquisition of such aircraft, assuming operation for the minimum guaranteed number of block hours (less any block hours subject to cancellation) at the minimum guaranteed rate under such ACMI Contract less (ii) the projected annualized cash operating expenses from such operation for the same period for which the related projected revenues are determined in clause (i) above; PROVIDED that such projected cash operating expenses shall not be less on a per block hour basis than the average historical per block hour operating expenses of Company for the four full fiscal quarters immediately preceding the date of calculation, and PROVIDED FURTHER that if such aircraft is of a model other than a Boeing 747 freighter, such projected cash operating expenses shall include maintenance costs which shall not be less than the average for such aircraft type disclosed on the most recently available DOT Forms 41 with respect to such aircraft type or any summary of such data as reported in a nationally recognized industry publication. For purposes of this definition, "ACMI CONTRACT" shall include contracts pursuant to which Company does not pay any crew costs, in which event pro forma effect shall be given as described above but excluding from the projected annualized cash operating expenses all crew costs. Cash operating expenses means for purposes of this definition consolidated operating expenses, less consolidated depreciation and amortization and Consolidated Rental Payments, to the extent included in computing consolidated operating expenses.

            "ADJUSTED EURODOLLAR RATE" means, for any Interest Rate Determination Date the rate per annum obtained by DIVIDING the offered rate (expressed as a rate per annum and rounded upward to the nearest 1/16 of one percent) appearing on the Dow Jones/Telerate Monitor on Telerate Access Service Page 3750 (British Bankers Association Settlement Rate) (or such other page as may, in the opinion of Administrative Agent, replace such page on that system for the purpose of displaying such rate) at or about 11:00 a.m. (London time) on such Interest Rate Determination Date for U.S. dollar deposits of amounts in same day funds comparable to the principal amount of the Eurodollar Rate Loan for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to the Interest Period for which such Adjusted Eurodollar Rate will apply BY (ii) a percentage equal to 100% MINUS the stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurodollar liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D).

            "ADMINISTRATIVE AGENT" has the meaning provided in the first paragraph of this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 8.6.

            "AFFECTED LENDER" has the meaning assigned to that term in subsection 2.6C.

            "AFFECTED LOANS" has the meaning assigned to that term in subsection 2.6C.

            "AFFILIATE" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms

                                      (3)

"controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

            "AFL III" means Atlas Freighter Leasing III, Inc., a Delaware corporation, a subsidiary of Holdings, the sole business of which is the ownership of the AFL III Equipment and the leasing of the AFL III Equipment to Company pursuant to the AFL III Leases and obtaining financing with respect thereto.

            "AFL III EQUIPMENT" means (i) thirteen Boeing 747-200 aircraft (including the engines attached thereto) with registration numbers N505MC, N509MC, N512MC, N517MC, N522MC, N523MC, N524MC, N526MC, N527MC, N528MC, N534MC,
N808MC and N809MC, (ii) nine General Electric CF6-50E2 engines and (iii) three General Electric CF6-80C2 engines.

            "AFL III FINANCING" means Indebtedness incurred by AFL III pursuant to the AFL III Financing Agreement.

            "AFL III FINANCING AGREEMENT" means that certain Credit Agreement dated as of April 25, 2000, and amended and restated as of July 27, 2004, by and among AFL III, the lenders party thereto and Deutsche Bank Trust Company Americas, as Agent, as such agreement may be amended, amended and restated, modified and/or supplemented from time to time in accordance with the terms thereof.

            "AFL III LEASES" means one or more triple net leases by and between Company and AFL III with respect to the AFL III Equipment, as lessor thereunder, as such leases may be amended, amended and restated, modified and/or supplemented from time to time in accordance with the provisions of this Agreement.

            "AGGREGATE AMOUNTS DUE" has the meaning assigned to that term in subsection 9.5.

            "AGREEMENT" means this Fifth Amended and Restated Credit Agreement dated as of July 27, 2004, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

            "AIRCRAFT CHATTEL MORTGAGE" means any or all of the First Aircraft Chattel Mortgages and the Second Aircraft Chattel Mortgages.

            "AIRCRAFT CHATTEL MORTGAGE AMENDMENT" has the meaning assigned to such term in subsection 3.1(xii)

            "AIRFRAME" means, as the context requires, an Airframe as defined in a particular Aircraft Chattel Mortgage or all Airframes as defined in all Aircraft Chattel Mortgages.

            "APPLICABLE MARGIN" has the meaning assigned to that term in subsection 2.2A.

                                      (4)

            "APPROVED APPRAISER" means any of the following: AvSolutions, Inc., BK Associates, Jack B. Feir Associates, Morton Beyer & Agnew, Inc., Airclaims, Ltd., Aircraft Information Services, Inc., Simat, Helleisen & Eichner, Inc., AVITAS, Inc. or any other independent appraiser reasonably satisfactory to the Administrative Agent.

            "APPROVED LEASE" means, with respect to any Financed Aircraft, any lease designated as an Approved Lease by Administrative Agent in its sole discretion; PROVIDED that, the term of any such lease shall not exceed 36 months.

            "ASSET SALE" means the sale (including any sale-leaseback transaction other than sale-leaseback transactions permitted by subsections 6.9 and 6.10 hereof) by Holdings or any of its Subsidiaries to any other Person of
(i) any of the stock of any of Holdings' Subsidiaries, (ii) substantially all of the assets of any division or line of business of Holdings or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Holdings or any of its Subsidiaries outside of the ordinary course of business
EXCLUDING:

            (A) any such other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $2,500,000 or less;

            (B) transactions related to aircraft engines, components, parts or spare parts pursuant to customary pooling, exchange or similar arrangements;

            (C) asset swaps involving aircraft engines, components, parts or spare parts (other than any engines encumbered pursuant to an Aircraft Chattel Mortgage); PROVIDED that the assets received by Holdings or any Subsidiary have a fair market value at least equal to the assets transferred (provided that with respect to any asset swap or series of related asset swaps involving assets of Holdings or any Subsidiary with a fair market value exceeding $10,000,000, such determination shall be made by the Board of Directors of Company));

            (D) asset sales involving obsolete, worn-out, excess or redundant equipment as long as the proceeds therefrom are used to replace or to upgrade the aircraft or the equipment installed thereon;

            (E) transactions permitted by subsection 9.21 of the AFL III Financing Agreement; and

            (F) the sale by AFL III of up to four AFL III Equipment aircraft pursuant to subsection 6.6(i) of the AFL III Financing Agreement.

            "ASSIGNED VALUE" means for any Financed Aircraft at any time, 33 1/3% of the aggregate principal amount of the Loans outstanding at such time, provided that (x) if only two Financed Aircraft are included in the Collateral at such time, such percentage shall be 50% and (y) if only one Financed Aircraft is included in the Collateral at such time, such percentage shall be 100%.

                                      (5)

            "ASSIGNEE NOTES" means any promissory notes issued by Company (i) at the request of a Lender pursuant to subsection 2.1B hereof or (ii) pursuant to the last sentence of subsection 9.1B(i) in connection with assignments of the Loans of any Lenders, substantially in the form of EXHIBIT III annexed hereto, as the case may be, as they may be amended, supplemented or otherwise modified from time to time.

            "ASSIGNMENT AGREEMENT " means an Assignment Agreement in substantially the form of EXHIBIT VII annexed hereto.

            "AVAILABILITY" means at any time, the maximum additional amount available to be borrowed by Holdings and its Subsidiaries as direct advances under any Indebtedness at such time taking into account any applicable borrowing base or similar requirements and limitations at such time, provided that all of the conditions to borrowing (other than the delivery of a notice of borrowing) required pursuant to such Indebtedness are satisfied at such time.

            "BACK-TO-BIRTH TRACEABILITY ISSUE" has the meaning assigned to that term in subsection 5.16C.

            "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

            "BANKRUPTCY COURT" means the United States Bankruptcy Court for the Southern District of Florida.

            "BASE RATE" means, at any time, the higher of (x) the Prime Rate or
(y) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

            "BASE RATE LOANS" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

            "BUSINESS DAY" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

            "CAPITAL LEASE", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

            "CASH" means money, currency or a credit balance in a Deposit
Account.

            "CASH EQUIVALENTS" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within two years after the date of purchase; (ii) marketable direct obligations (fixed and/or floating rate) issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within two years after the date of

                                      (6)
purchase and having, at the time of the acquisition thereof and at all times thereafter, the highest rating obtainable from at least two of S&P, Moody's and Fitch; (iii) Dollar-denominated marketable direct obligations (fixed and/or floating rate) issued by any corporation or commercial bank including medium term notes and bonds, deposit notes and eurodollar/yankee notes and bonds, in each case maturing within two years after the date of purchase and, at the time of acquisition thereof and at all times thereafter, both (A) having a rating from at least two of S&P, Moody's, and Fitch and (B) not having a rating of less than A from S&P, A2 from Moody's, or A from Fitch; (iv) Dollar-denominated commercial paper maturing no more than two years from the date of purchase and issued by a corporation or commercial bank that, at the time of acquisition of the commercial paper and at all times thereafter, both (A) has a short-term credit rating from at least two of S&P, Moody's, and Fitch and (B) does not have a short-term credit rating of less than A-1 (or the equivalent thereof) from S&P, P-1 (or the equivalent thereof) from Moody's, or F-1 (or the equivalent thereof) from Fitch; (v) Dollar-denominated certificates of deposit, bankers' acceptances and/or time deposits maturing within two years after the date of purchase and issued or accepted by (a) any Lender or (b) any commercial bank that, at the time of acquisition of such security and at all times thereafter, both (A) has a short-term credit rating from at least two of S&P, Moody's, and Fitch and (B) does not have a short-term credit rating of less than A-1 (or the equivalent thereof) from S&P, P-1 (or the equivalent thereof) from Moody's, or F-1 (or the equivalent thereof) from Fitch; (vi) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000 and (c) has the highest rating obtainable from either S&P, Moody's or Fitch; (vii) Dollar-denominated asset-backed securities (excluding any mortgage products) with a stated bullet maturity of no more than two years from the date of purchase and, at the time of acquisition thereof and at all times thereafter, both (A) having a rating from at least two of S&P, Moody's, and Fitch and (B) not having a rating of less than A from S&P, A2 from Moody's, or A from Fitch; (viii) repurchase agreements entered into with financial institutions satisfying the criteria set forth in clause (v) above with terms of not more than thirty days for securities described in clauses (i) and (ii) above and having a fair market value of at least 102% of the amount of the repurchase obligations; and (ix) auction rate securities (auction rate debt and money market preferreds) with terms of not more than ninety days and, at the time of acquisition thereof and at all times thereafter, both (A) having a rating from at least two of S&P, Moody's, and Fitch and (B) not having a rating of less than A from S&P, A2 from Moody's, or A from Fitch.

            "CASH PROCEEDS" means, (i) with respect to any Asset Sale other than an Asset Sale of Financed Aircraft, Cash payments (including any Cash received by way of deferred payment pursuant to, or monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale and (ii) with respect to any Asset Sale of Financed Aircraft, the sum of Cash payments received from such Asset Sale.

            "C-CHECK" has the meaning assigned to that term in the Company's FAA approved maintenance program.

                                      (7)

            "CERTIFICATE RE NON-BANK STATUS" means a certificate substantially in the form of EXHIBIT VIII annexed hereto delivered by a Lender to Administrative Agent pursuant to subsection 2.7B(iii).

            "COLLATERAL" means all of the properties and assets in which Liens are purported to be granted by the Collateral Documents.

            "COLLATERAL DOCUMENTS" means each First Aircraft Chattel Mortgage and each Second Aircraft Chattel Mortgage and any security agreement executed pursuant to subsection 5.9.

            "COMPANY" has the meaning provided in the first paragraph of this Agreement.

            "COMPANY 401(k) PLAN" has the meaning assigned to that term in subsection 4.11.

            "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of EXHIBIT IV annexed hereto delivered to Administrative Agent and Lenders by Company pursuant to subsection 5.1(iv).

            "CONDEMNATION PROCEEDS" has the meaning assigned to that term in subsection 2.4B(ii)(c).

            "CONFIRMATION DATE" means "Confirmation Date" as defined in the Plan of Reorganization.

            "CONSOLIDATED ADJUSTED EBITDA" means, for any period, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) other non-cash items reducing Consolidated Net Income LESS other non-cash items increasing Consolidated Net Income, all of the foregoing as determined on a consolidated basis for Holdings and its Subsidiaries in conformity with GAAP and, (vii) for all periods through the first anniversary of the Fifth Restatement Effective Date, expenses incurred in connection with the Plan of Reorganization, including professional fees and expenses, severance, key employee retention plans, executory contract and lease rejection claims, asset write downs and any other such costs determined by Holdings' independent accountants to be reported as "Reorganization Costs".

            "CONSOLIDATED CAPITAL EXPENDITURES" means, for any period, the sum of (i) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Holdings and its Subsidiaries) by Holdings and its Subsidiaries during that period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries PLUS (ii) to the extent not covered by clause (i) of this definition, the aggregate of all expenditures by Holdings and its Subsidiaries during that period to acquire (by purchase or otherwise) the business, property or fixed assets of any Person, or the stock or

                                      (8)
other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Subsidiary of Holdings.

            "CONSOLIDATED FIXED CHARGES" means, for any period, the sum of the amounts for such period (without duplication) of (i) Consolidated Interest Expense for such period paid in cash, (ii) Consolidated Rental Payments for such period paid in cash, (iii) Consolidated Capital Expenditures paid in cash for such period (other than Consolidated Capital Expenditures funded with the proceeds of Asset Sales pursuant to Section 6.7(vii)(z)), (iv) any Restricted Junior Payments actually made during such period and (v) the scheduled principal amount of all amortization payments with respect to the Loans and other Indebtedness of Holdings and the Subsidiaries required to be made during such period (as determined on the first day of such period) (assuming for this purpose that the maximum amount of principal deferral permitted pursuant to
Section 2.4A(ii) of the AFL III Financing Agreement shall have occurred (whether or not the conditions thereto shall have been satisfied)).

            "CONSOLIDATED INTEREST EXPENSE" means, for any period, total net interest expense (to be computed by reducing interest expense by the amount of interest income) (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements and Currency Agreements.

            "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; PROVIDED that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person's assets are acquired by Holdings or any of its Subsidiaries, (iii) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any pension plan, and
(v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses.

            "CONSOLIDATED RENTAL PAYMENTS" means, for any period, the aggregate amount of all rents with respect to aircraft and engines paid or payable by Holdings and its Subsidiaries on a consolidated basis during that period under all Operating Leases to which Holdings or any of its Subsidiaries is a party as lessee (net of sublease income other than income from ACMI Contracts). For the avoidance of doubt, (x) all rental payments to AFL III shall not be included

                                       (9)
in Consolidated Rental Payments and (y) payments in respect of Capital Leases shall not be included in Consolidated Rental Payments.

            "CONTINGENT OBLIGATION" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Interest Rate Agreements and Currency Agreements. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefore, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

            "CONTINUING DIRECTORS" shall mean the directors of a Person on the Fifth Restatement Effective Date and each other director, if such other director's nomination for election to the Board of Directors of such Person is recommended by a majority of the then Continuing Directors.

            "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, deed to secure debt, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

            "CURRENCY AGREEMENT" means any foreign exchange contract (other than spot foreign exchange contracts), currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement designed to protect Holdings or any of its Subsidiaries against fluctuations in currency values.

            "DBTCA" has the meaning assigned to that term in the first paragraph of this Agreement.

            "D-CHECK" has the meaning assigned to that term in the Company's FAA approved maintenance program.

                                      (10)

            "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

            "DESIGNATED INDEBTEDNESS" means Indebtedness incurred pursuant to the Pass Through Trust Documents, the AFL III Financing Agreement, any Other Permitted Indebtedness and any Permitted Extension Indebtedness in respect of the foregoing.

            "DISCLOSURE STATEMENT" means the Second Amended Disclosure Statement under 11 U.S.C. Section 1125 In Support of the Debtors' Second Amended Joint Chapter 11 Plan, dated June 8, 2004 pursuant to Section 1125 of the Bankruptcy Code relating to the Plan of Reorganization, as approved by the Bankruptcy Court, and as the same may be amended, modified or supplemented from accordance with the terms hereof and thereof.

            "DOLLARS" and the sign "$" mean the lawful money of the United States of America.

            "DRY LEASE" has the meaning assigned to such term in subsection 6.7(viii) hereof.

            "DVB APPEAL" means the Notice of Appeal from Order Confirming Final Modified Second Amended Final Plan of Reorganization of the Debtors Entered July 16, 2004 and Findings of Fact and Conclusions of Law by DVB Bank AG and Wells Fargo Bank Northwest, National Association, dated July 26, 2004.

            "ELIGIBLE ASSIGNEE" means (A) (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; PROVIDED that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses including, but not limited to, insurance companies, mutual funds and lease financing companies, in each case (under clauses (i) through (iv) above) that is reasonably acceptable to Administrative Agent; and (B) any Lender and any Affiliate of any Lender; PROVIDED that no Affiliate of Company shall be an Eligible Assignee.

            "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is, or was at any time, maintained or contributed to by Company or any of its ERISA Affiliates.

            "ENGINE" means, as the context requires, an Engine as defined in a particular Aircraft Chattel Mortgage, Engines as defined in all Aircraft Chattel Mortgages, a Replacement Engine, all Replacement Engines or all of any of the foregoing.

                                      (11)

            "ENVIRONMENTAL CLAIM" means any investigation, notice, claim, suit or order, by any governmental authority or any Person arising in connection with any alleged or actual violation of Environmental Laws or with any Hazardous Material, or any actual or alleged damage, or harm to health, safety or the environment.

            "ENVIRONMENTAL LAWS" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, governmental authorizations, or any other requirement of governmental authorities relating to environmental matters, including, without limitation, those relating to any Hazardous Materials Activity.

            "EQUITY LENDER" means any Lender that is a Lender under this Agreement on the Fifth Restatement Effective Date.

            "EQUITY PROCEEDS" means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) from the issuance of any equity Securities of Holdings including, without limitation, additional issuances of Holdings Common Stock.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

            "ERISA AFFILIATE" means, as applied to any Person, (i) any corporation which is, or was at any time, a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is, or was at any time, a member; (ii) any trade or business (whether or not incorporated) which is, or was at any time, a member of a group of trades or businesses under common control within the meaning of
Section 414(c) of the Internal Revenue Code of which that Person is, or was at any time, a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is, or was at any time, a member.

            "EURODOLLAR RATE LOANS " means Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.

            "EVENT OF DEFAULT" means each of the events set forth in Section 7.

            "EVENT OF LOSS" shall mean any of the following events with respect to any Financed Aircraft (whether the Airframe or an Engine of such Financed Aircraft or Spare Engine or both):

            (A) loss of such Financed Aircraft or Spare Engine or the use thereof due to theft or disappearance of such Financed Aircraft or Spare Engine which shall result in the loss of possession thereof for a period of 120 days (or for a shorter period ending on the date on which there is an insurance settlement for a total loss on the basis of the theft or disappearance of such Financed Aircraft or Spare Engine);

                                      (12)

            (B) the destruction, damage beyond repair or rendition of such Financed Aircraft or Spare Engine permanently unfit for normal use for any reason whatsoever;

            (C) the condemnation, confiscation or seizure of, or requisition of title to, or use or possession (other than use by the United States Government if Company obtains adequate compensation from the United States Government) of such Financed Aircraft or Spare Engine;

            (D) as a result of any rule, regulation, order or other action by the FAA or other governmental body having jurisdiction, the use of such Financed Aircraft or Spare Engine in the normal course of interstate air transportation of persons or cargo shall have been prohibited for a period of more than nine consecutive months unless Company, prior to the expiration of such nine month period, shall have undertaken and shall be diligently carrying forward all steps which are necessary or desirable to permit the normal use of such property by Company or, in any event, if such use shall have been prohibited for a period of twelve (12) consecutive months;

            (E) the operation or location of such Financed Aircraft or Spare Engine, while under requisition for use by the United States or any instrumentality or agency thereof, in any area excluded from coverage by any insurance policy in effect with respect to such Financed Aircraft or Spare Engine, if Company shall be unable to obtain indemnity in lieu thereof from the United States;

            (F) any damage which results in an insurance settlement with respect to such Financed Aircraft or Spare Engine on the basis of an actual or constructive total loss; or

            (G)   a divestiture of such Airframe or Spare Engine as described in
      Section 4(d)(iii), Section 4(d)(vi), Section 4(d)(vii)(B) or Section 4(d)(viii)(B) of any Aircraft Chattel Mortgage. An Event of Loss with respect to any Financed Aircraft shall be deemed to have occurred if an Event of Loss occurs with respect to the Airframe of such Financed Aircraft.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

            "EXISTING AIRCRAFT" means the aircraft identified on Schedule 1.1 annexed hereto.

            "EXISTING CREDIT AGREEMENT" has the meaning provided in the recitals hereto.

            "EXISTING INDEBTEDNESS" has the meaning assigned to that term in subsection 6.1.

            "EXISTING LOAN DOCUMENTS" has the meaning assigned to the term "Loan Documents" in the Existing Credit Agreement.

            "EXIT FACILITY" means the credit agreement to be entered into among Holdings and the lenders party thereto providing financing for working capital and other general corporate

                                      (13)
purposes, as same may be amended, modified, supplemented, refinanced or replaced from time to time.

            "FACILITIES" means any and all real property now, hereafter or heretofore owned, leased, operated or used by Company or any of its predecessors.

            "FEDERAL AVIATION ACT" means the Federal Aviation Act of 1958, as amended and as recodified in Title 49, United States Code, or any similar legislation of the United States enacted to supersede, amend or supplement such Act and the rules and regulations promulgated thereunder.

            "FEDERAL AVIATION ADMINISTRATION" or "FAA" means the United States Federal Aviation Administration or any successor thereto administering the functions of the Federal Aviation Administration under the Federal Aviation Act.

            "FEDERAL FUNDS EFFECTIVE RATE" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day on which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

            "FIFTH RESTATEMENT EFFECTIVE DATE" means the date on which the conditions to effectiveness set forth in subsection 3.1 are satisfied.

            "FINAL ORDER" means an order of the Bankruptcy Court entered by the Bankruptcy Court, which has not been reversed, vacated or stayed and as to which the time to appeal, petition for certioreri, or to move for a new trial has expired and as to which no appeal, writ of certioreri or request for a new trial shall then be pending.

            "FINAL SCHEDULED MATURITY DATE" means February 28, 2011.

            "FINANCED AIRCRAFT" means all Existing Aircraft, including the airframes and engines, all of which have been purchased by Company with proceeds of Loans made or deemed made under this Agreement and with respect to which a First Aircraft Chattel Mortgage has been executed and delivered.

            "FIRST AIRCRAFT CHATTEL MORTGAGE" means, with respect to each Financed Aircraft, a Security Agreement and Chattel Mortgage substantially in the form of EXHIBIT X annexed hereto granting to Administrative Agent for the benefit of Lenders a purchase money first priority security interest in such Financed Aircraft, as such First Aircraft Chattel Mortgage is amended by an Aircraft Chattel Mortgage Amendment delivered with respect thereto pursuant to subsection 3.1(xii) and as such First Aircraft Chattel Mortgage may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

                                      (14)

            "FISCAL YEAR" means Holdings' fiscal year ending on December 31 of each year.

            "FITCH" means Fitch, Inc.

            "FIXED CHARGE COVERAGE RATIO" means as of any date, the ratio of (i) the sum of (x) Consolidated Adjusted EBITDA for the period of twelve consecutive months ending on such date (a "TEST PERIOD") and (y) Consolidated Rental Payments for such Test Period to (ii) Consolidated Fixed Charges for such Test Period.

            "FORBEARANCE AGREEMENT" has the meaning provided in the recitals hereto.

            "FOREIGN LEASED AIRCRAFT" means a Leased Aircraft that is registered in a country other than the United States during the term of the applicable Approved Lease.

            "FUNDING AND PAYMENT OFFICE" means the office of the Administrative Agent located at 60 Wall Street, New York, NY 10005, Attention: David Bell.

            "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession. Financial statements and other information required to be delivered by Holdings or Company to Lenders pursuant to clauses (ii) and
(iii) of subsection 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 5.1(v)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in effect for the preparation of financial statements of Holdings and its Subsidiaries as of December 31, 2002.

            "GEAE" has the meaning assigned that term in Section 5.15.

            "GOVERNMENTAL AUTHORIZATION" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any federal, state or local governmental authority, agency or court.

            "GROUNDED AIRCRAFT" has the meaning assigned to that term in subsection 6.9B.

            "GSS" means Global Supply Systems, Limited, an English Company.

            "GUARANTOR" means Holdings and each Subsidiary Guarantor.

            "GUARANTY" means the Holdings Guaranty and the Subsidiary Guaranty.

            "HAZARDOUS MATERIALS" means any chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any law.

                                      (15)

            "HAZARDOUS MATERIALS ACTIVITY" means any past, current, proposed, or threatened use, storage, release, generation, treatment, remediation or transportation of any Hazardous Material (i) from, under, in, into or on the Facilities or surrounding property; and (ii) caused by, or undertaken by or on behalf of, Company.

            "HOLDINGS" has the meaning provided in the first paragraph of this Agreement.

            "HOLDINGS COMMON STOCK" means the common stock of Holdings.

            "HOLDINGS GUARANTY" has the meaning assigned to that term in subsection 3.1.

            "INDEBTEDNESS" means, as applied to any Person, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money,
(iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. For purposes of this Agreement, Obligations under Interest Rate Agreements and Currency Agreements constitute Contingent Obligations and not Indebtedness.

            "INDEMNIFIED LIABILITIES" has the meaning assigned to that term in subsection 9.3.

            "INDEMNITEE" has the meaning assigned to that term in subsection
9.3.

            "INDEMNITEES" has the meaning assigned to that term in subsection
9.3.

            "INITIAL CLOSING DATE" means the date on or before May 8, 1996 on which the initial Loans were made.

            "INSTRUCTION LETTER" means a letter from an Equity Lender to Company or its designee containing the name, address, tax ID number and the number of shares Holdings Common Stock to be issued to such Equity Lender.

            "INSURANCE PROCEEDS" has the meaning assigned to that term in subsection 2.4B(ii)(c).

            "INTERCOMPANY LOANS" has the meaning assigned to that term in subsection 6.3(v).

            "INTEREST PAYMENT DATE" means the last Business Day of each calendar month, commencing on the first such date to occur after the Fifth Restatement Effective Date.

                                      (16)

            "INTEREST PERIOD" has the meaning assigned to that term in subsection 2.2B.

            "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect Holdings or any of its Subsidiaries against fluctuations in interest rates.

            "INTEREST RATE DETERMINATION DATE" means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

            "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

            "INVESTMENT" means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person, (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person other than Holdings or any of its Subsidiaries, of any equity Securities of such Subsidiary, or (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Holdings or any of its Subsidiaries to any other Person (other than a wholly owned Subsidiary of Holdings), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

            "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; PROVIDED that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

            "LEASED AIRCRAFT" means a Financed Aircraft subject to an Approved Lease.

            "LENDER" and "LENDERS" means the persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 9.1.

            "LIEN" means any lien, mortgage, deed of trust, deed to secure debt, pledge, assignment, security interest, charge, hypothecation, preference, priority, privilege, lease or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

            "LOAN" or "LOANS" has the meaning provided in subsection 2.1A.

            "LOAN DOCUMENTS" means this Agreement, the Notes, the Holdings Guaranty, the Subsidiaries Guaranty and the Collateral Documents.

                                      (17)

            "LOAN EXPOSURE" means, with respect to any Lender as of any date of determination the outstanding principal amount of that Lender's Loans.

            "LOAN PARTIES" means Company, Holdings and each subsidiary of Holdings which becomes party to a Subsidiaries Guaranty.

            "LOAN REPAYMENT AMOUNT" means, for each Loan Repayment Date, the amount set forth opposite such Loan Repayment Date on Schedule 2.4.

            "LOAN REPAYMENT DATE" means the last Business Day of each calendar month, PROVIDED that, notwithstanding anything in the foregoing to the contrary, the unpaid amount of all Loans shall be due and payable on the Final Scheduled Maturity Date.

            "MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

            "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole or (ii) the impairment of the ability of any Loan Party to perform the Obligations, or the impairment, as a result of actions or inaction by Holdings or Company, of the ability of Administrative Agent or Lenders to enforce the Obligations.

            "MATERIAL AGREEMENT" means any or all of the Pass Through Trust Documents, AFL III Financing Agreement, AFL III Leases, each Lease relating to 747-200s in effect on the Fifth Restatement Effective Date and agreements in respect of Permitted Extension Indebtedness in respect of any of the foregoing.

            "MATERIAL SUBSIDIARY" means any domestic Subsidiary of Holdings that at any time has a consolidated net worth as of the end of its most recent fiscal year for which financial statements are available or consolidated gross revenues for its most recent fiscal year for which financial statements are available greater than $250,000, in each case as determined in accordance with GAAP.

            "MAXIMUM CAPITAL EXPENDITURE AMOUNT" means for any period, the amount set fourth opposite such period below:

                          Fiscal Year         Amount
                        ----------------   ------------

                             2004          $ 20,000,000
                             2005          $ 20,000,000
                             2006          $ 21,300,000
                             2007          $ 21,500,000
                        Each Fiscal Year   $ 22,000,000
                            thereafter

            "MOODY'S" means Moody's Investors Service, Inc.

                                      (18)

            "MTU" means MTU Maintenance Hanover GmbH.

            "NET CASH PROCEEDS" means, with respect to any Asset Sale, Cash Proceeds of such Asset Sale net of bona fide direct costs of sale including (i) income taxes reasonably estimated to be actually payable as a result of such Asset Sale within two years of the date of such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets of Holdings or a Subsidiary and that is required to be repaid under the terms thereof as a result of such Asset Sale.

            "1998 PASS THROUGH TRUST DOCUMENTS" means that certain Pass Through Trust Agreement dated as of February 9, 1998 between Atlas Air, Inc. and Wilmington Trust Company, as Trustee (the "1998 PASS THROUGH TRUST AGREEMENT") and any trust indenture and security agreements including any related trust indenture and security agreement supplements which related to the equipment notes to be held in trust pursuant to the 1998 Pass Through Trust Agreement and all related agreements, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

            "1999 PASS THROUGH TRUST DOCUMENTS" means that certain Pass Through Trust Agreement dated as of April 13, 1999 between Atlas Air, Inc. and Wilmington Trust Company, as Trustee (the "1999 PASS THROUGH TRUST AGREEMENT") and any trust indenture and security agreements including any related trust indenture and security agreement supplements which related to the equipment notes to be held in trust pursuant to the 1999 Pass Through Trust Agreement and all related agreements, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

            "NON-US LENDER" has the meaning assigned to that term in subsection 2.7B(iii)(a).

            "NOTES" means one or more Notes substantially in the form of Exhibit IIIA annexed hereto (as defined in the Existing Credit Agreement) or the Assignee Notes, as the context requires.

            "NOTICE OF CONFIRMATION" means notice of an order of the Bankruptcy Court confirming the Plan of Reorganization, which order shall be a Final Order except for the DVB Appeal.

            "NOTICE OF CONVERSION/CONTINUATION" means a notice substantially in the form of EXHIBIT II annexed hereto delivered by Company to Administrative Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

            "OBLIGATIONS" means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, fees, expenses, indemnification or otherwise.

                                      (19)

            "OFFICERS' CERTIFICATE" means, as applied to any corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer) or its president or one of its vice presidents and by its chief financial officer or its treasurer; PROVIDED that every Officers' Certificate with respect to the compliance with a condition precedent to the making of any Loans hereunder shall include (i) a statement that the officer or officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto,
(ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

            "OPERATING LEASE" means, as applied to any Person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

            "OTHER PERMITTED INDEBTEDNESS" means Indebtedness incurred for the purpose of financing the acquisition of aircraft or aircraft engines so long as
(i) any such Indebtedness bears interest at a rate which does not exceed 15% per annum, (ii) such Indebtedness has a final stated maturity later than the Final Scheduled Maturity Date of the Notes and (iii) the amortization and the other terms, provisions, conditions, covenants and events of default thereof taken as a whole shall be no more onerous or restrictive from the perspective of Company and its Subsidiaries or any less favorable, from the perspective of Lenders, than any other Designated Indebtedness.

            "PART" means, as the context requires, a Part as defined in a particular Aircraft Chattel Mortgage or Parts as defined in all Aircraft Chattel Mortgages.

            "PASS THROUGH TRUST DOCUMENTS " means the 1998 Pass Through Trust Agreement, the 1999 Pass Through Trust Agreement and the 2000 Pass Through Trust Agreement (the "PASS THROUGH TRUST AGREEMENTS") and any trust indenture and security agreements including any related trust indenture and security agreement supplements which related to the equipment notes to be held in trust pursuant to the Pass Through Trust Agreements and all related agreements, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

            "PERMITTED ENCUMBRANCES" means the following types of Liens (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA):

                     (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 5.3;

                                      (20)

                     (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith by appropriate proceedings that do not involve any danger of the sale, forfeiture or loss of any Collateral, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefore;

                     (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                     (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 7.8;

                     (v) easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

                     (vi) any (a) interest or title of a lessor or sublessor under any lease permitted by subsection 6.9, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b);

                     (vii) Liens arising from filing UCC financing statements relating solely to leases permitted by this Agreement;

                     (viii) Liens in favor of customs and revenue authorities
              arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

                     (ix) the rights of others under agreements or arrangements to the extent expressly permitted by the terms of Sections 4(d) and 4(e) of the Aircraft Chattel Mortgages;

                     (x)    Liens described in SCHEDULE 6.2 annexed hereto;

                     (xi) Liens arising pursuant to the AFL III Financing Agreement; PROVIDED that such Liens do not encumber any assets other than the AFL III Equipment and other assets of AFL III;

                                      (21)

                     (xii) the rights of others under agreements or arrangements to the extent expressly permitted by the terms of Sections 4(d) and 4(e) of any Aircraft Chattel Mortgages entered into in connection with the AFL III Financing Agreement;

                     (xiv)  Liens granted pursuant to the Collateral Documents;

                     (xv) extensions, modifications, replacements and refinancings of any of the foregoing, except in the case of the foregoing clause (x) as may be limited as set forth in Schedule 6.2; and

                     (xvi) Liens (other than Liens on the Collateral) securing the Exit Facility to the extent that the aggregate principal amount of the Indebtedness and Contingent Obligations secured thereby does not exceed the amount permitted under Section 6.1(viii).

            "PERMITTED EXTENSION INDEBTEDNESS" means renewals, extensions, substitutions, refinancings or replacements (each an "EXTENSION") by Holdings or any of its Subsidiaries of any Indebtedness (other than the Exit Facility) of Holdings or such Subsidiary, including any such successive transactions thereby, so long as (i) any such Indebtedness bears interest at a rate which does not exceed 15% per annum, (ii) any such Permitted Extension Indebtedness shall be in a principal amount that does not exceed the principal amount immediately prior to such extension, PLUS the amount of any premium required to be paid in connection with such extension pursuant to the terms of such Indebtedness, PLUS the amount of expenses of Holdings or such Subsidiary reasonably incurred in connection with such extension, (iii) in the case of any extension of subordinated Indebtedness, such Permitted Extension Indebtedness is made subordinate to the Obligations at least to the same extent as the Indebtedness immediately prior to such extension, (iv) such Permitted Extension Indebtedness has a final stated maturity later than the Final Scheduled Maturity Date of the Notes and (v) the amortization and the other terms, provisions, conditions, covenants and events of default thereof taken as a whole shall be no more onerous or restrictive from the perspective of Holdings and its Subsidiaries or any less favorable, from the perspective of Lenders than those contained in the Indebtedness immediately prior to such extension.

            "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

            "PLAN DOCUMENTS" means "Plan Documents" as defined in the Plan of Reorganization and includes the documents attached to the Notice of Filing Plan Documents, filed June 8, 2004 in connection with the Plan of Reorganization.

            "PLAN OF REORGANIZATION" means the Joint Second Amended Plan of Reorganization of the Debtors relating to Company, Holdings and certain of its Subsidiaries, dated June 8, 2004, including the exhibits and schedules thereto, as the same may be amended,

                                      (22)
modified or supplemented from time to time in accordance with the provisions of the Bankruptcy Code and the terms thereof and hereof.

            "POLAR AIR" means Polar Air Cargo, Inc., a California corporation.

            "POST EFFECTIVE DATE LEASE" has the meaning assigned to that term in subsection 6.9.

            "POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or the expiration of any grace period or both, would constitute an Event of Default.

            "PREFERRED EQUITY", as applied to the equity interests of any Person, means equity interests of such Person (other than common stock of such Person) of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to equity interests of any other class of such Person.

            "PRIME RATE" means the rate that Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

            "PROCEEDINGS" has the meaning assigned to that term in subsection 5.1(ix).

            "PRO FORMA BASIS" means, with respect to compliance with any covenant hereunder, compliance with such covenant after giving effect to any proposed incurrence of Indebtedness (including Capital Leases) or the entering into an Operating Lease by Holdings or any of its Subsidiaries and the application of the proceeds thereof, the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business or any asset (including any ACMI Contracted Aircraft) by Holdings or any of its Subsidiaries or any other related action which requires compliance on a Pro Forma Basis. In making any determination of compliance on a Pro Forma Basis, such determination shall be performed after good faith consultation with Administrative Agent using the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if any such incurrence of Indebtedness or entry into such Operating Lease, as the case may be, and the application of proceeds, acquisition, disposition or other related action had been consummated at the beginning of the period specified in the covenant with respect to which Pro Forma Basis compliance is required.

            "PRO RATA SHARE " means, with respect to each Lender, the percentage obtained by DIVIDING the Loan Exposure of that Lender BY the aggregate Loan Exposure of all Lenders, as such percentage may be adjusted BY assignments permitted pursuant to subsection 9.1. The Pro Rata Share of each Lender as of the date hereof is set forth opposite the name of that Lender in SCHEDULE 1.1 annexed hereto.

            "REGISTER" has the meaning assigned to that term in subsection
2.1.C.

                                      (23)

            "REGULATION A" means Regulation A of the Board of Governors of the Federal Reserve System, as in effect from time to time.

            "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

            "REGULATION T" means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time.

            "REGULATION U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

            "REGULATION X" means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

            "RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

            "REPLACEMENT ENGINE" has the meaning assigned to that term in subsection 9.21A.

            "REQUISITE LENDERS" means Lenders having or holding 50.1% or more of the aggregate Loan Exposure of all Lenders.

            "RESTRICTED JUNIOR PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Designated Indebtedness.

            "RESTRUCTURING DOCUMENTS" means the Restructuring Agreements, dated July 27, 2004, among Company, Wilmington Trust Company, in its capacity as Trustee to each of the Pass Through Trust Documents and the other parties party thereto and any other documents incorporated therein or in connection therewith.

            "S&P" means Standard & Poor's, a division of the McGraw-Hill Companies, Inc.

            "SAP" means SAP America, Inc.

                                      (24)

            "SEC" means the Securities and Exchange Commission.

            "SECOND AIRCRAFT CHATTEL MORTGAGE" means with respect to each Financed Aircraft, a Second Security Agreement and Chattel Mortgage substantially in the form of EXHIBIT XI annexed hereto, granting a security interest in such Financed Aircraft and Parts securing all Obligations that are not secured by the First Chattel Mortgage entered into concurrently therewith, as such Second Aircraft Chattel Mortgage is amended by an Aircraft Chattel Mortgage Amendment delivered with respect thereto pursuant to subsection 3.1(xii) and as such Second Aircraft Chattel Mortgage may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

            "SECURITIES" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

            "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

            "SOLVENT" means, with respect to any Person, that as of the date of determination both (A) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (B) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

            "S-P" has the meaning assigned to that term in subsection 5.15B.

            "SPARE ENGINE" means, as the context requires, a Spare Engine as defined in a particular Aircraft Chattel Mortgage or all Spare Engines as defined in all Aircraft Chattel Mortgages.

            "SPECIFIED INDEBTEDNESS" has the meaning assigned to that term in subsection 3.1(vii).

                                      (25)

            "SPECIFIED LEASE" has the meaning assigned to that term in subsection 6.12 hereof.

            "STORAGE PROGRAM" has the meaning assigned to that term in subsection 5.16.

            "STORED ENGINE" has the meaning assigned to that term in subsection 6.9B.

            "SUBSIDIARIES GUARANTY" has the meaning assigned to that term in subsection 3.1.

            "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

            "SUBSIDIARY GUARANTOR" means each Subsidiary of Holdings which executes and delivers a counterpart to the Subsidiaries Guaranty, unless and until such time as the respective Subsidiary is released from all of its obligations under the Subsidiaries Guaranty in accordance with the terms and provisions thereof.

            "TAX" or "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; PROVIDED that "TAX ON THE OVERALL NET INCOME" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person's principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person is deemed to be doing business on all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise).

            "TERM SHEET" has the meaning provided in the recitals hereto.

            "TRANSACTION" means, collectively, (i) the consummation of the Plan of Reorganization, (ii) the occurrence of the Fifth Restatement Effective Date, and (iii) the payment of fees and expenses in connection with the foregoing.

            "2000 PASS THROUGH TRUST DOCUMENTS" means that certain Pass Through Trust Agreement dated as of January 28, 2000 between Atlas Air, Inc. and Wilmington Trust Company, as Trustee (the "2000 PASS THROUGH TRUST AGREEMENT") and any trust indenture and security agreements including any related trust indenture and security agreement supplements which related to the equipment notes to be held in trust pursuant to the 2000 Pass Through Trust Agreement and all related agreements, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

                                      (26)

            "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any jurisdiction.

            "UNITED STATES CITIZEN" has the meaning assigned to that term in subsection 4.1B.

            "UNRESTRICTED CASH AND CASH EQUIVALENTS" means Cash and Cash Equivalents that are not subject to any restriction or limitation on Holdings or its Subsidiaries' ability to withdraw (in the case of Cash) or sell (in the case of Cash Equivalents).

            "VALUE" of any non-Cash Proceeds, means the principal amount of such non-Cash Proceeds or such other amount as may be agreed by the Borrower and the Requisite Lenders.

1.2 ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT.

            Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

1.3   OTHER DEFINITIONAL PROVISIONS.

            References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 1.1 may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

                                   SECTION 2.
                           AMOUNTS AND TERMS OF LOANS

2.1   LOANS; MAKING OF LOANS; NOTES; REGISTER.

      A. LOANS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, the Lenders and Company each hereby agree that prior to the date hereof, the Lenders have made "Existing Aircraft Extended Loans" and "New Aircraft Term Loans" under (and as defined in) the Existing Credit Agreement in the aggregate principal amount of $41,890,494.06, the proceeds of which were used to purchase and modify the Existing Aircraft. The principal amount of all "Existing Aircraft Extended Loans" and "New Aircraft Term Loans" anticipated to be outstanding on the Fifth Restatement Effective Date is set forth on Schedule 2.1 annexed hereto and each such "Existing Aircraft Extended Loan" and "New Aircraft Term Loan," as the case may be, shall be deemed to be a "Loan" in such principal amount upon the satisfaction of the conditions set forth in subsection 3.1 and the effectiveness of this Agreement. From and after the Fifth Restatement Effective Date, each Lender severally agrees, subject to the terms and conditions of this Agreement to maintain and extend its Pro Rata Share of the Loans and such Loans shall be repaid as provided in subsection 2.4A. The Lenders shall have no obligation to lend any additional amounts to Company under this Agreement.

                                      (27)

      B. NOTES. Each of the outstanding "Existing Aircraft Extended Notes" and "New Aircraft Notes" under (and as defined in) the Existing Credit Agreement shall be deemed amended and restated on the Fifth Restatement Effective Date to reflect the extension of the maturity to the Final Scheduled Maturity Date. To the extent requested by a Lender, Company shall execute and deliver on the Fifth Restatement Effective Date to each Lender (or to Administrative Agent for that Lender) Notes to evidence the Lender's Loans.

      C.    THE REGISTER.

            (i) Administrative Agent shall maintain, at its address referred to in subsection 9.8, a register for the recordation of the names and addresses of the Lenders and the Loans of each Lender from time to time (the "REGISTER"). The Register shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

            (ii) Administrative Agent shall record in the Register the Loans from time to time of each Lender and each repayment or prepayment in respect of the principal amount of the Loans of each Lender. Any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; PROVIDED that failure to make any such recordation, or any error in such recordation, shall not affect Company's Obligations in respect of the applicable Loans.

            (iii) Each Lender shall record on its internal records (including, without limitation the Notes held by such Lender) the amount of each Loan made by it and each payment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; PROVIDED that failure to make any such recordation, or any error in such recordation, shall not affect Company's Obligations in respect of the applicable Loans; and PROVIDED FURTHER that in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern.

            (iv) Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Loans listed therein for all purposes hereof, and no assignment or transfer of any such Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent and recorded in the Register as provided in subsection 9.1B(ii). Prior to such recordation, all amounts owed with respect to the applicable Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Loans.

            (v) Company hereby designates Administrative Agent to serve as Company's agent solely for purposes of maintaining the Register as provided in this subsection 2.1C, and Company hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute Indemnitees for all purposes under subsection 9.3.

                                      (28)

2.2   INTEREST ON THE LOANS.

      A. RATE OF INTEREST. Subject to the provisions of subsections 2.6 and 2.7, each Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Adjusted Eurodollar Rate, as the case may be. The basis for determining the interest rate with respect to any Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Adjusted Eurodollar Rate.

      Subject to the provisions of subsections 2.2E and 2.7, each Loan shall bear interest through maturity as follows:

            (i) if a Base Rate Loan, then at the sum of the Base Rate PLUS the Applicable Margin per annum; or

            (ii) if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate PLUS the Applicable Margin per annum.

      The "APPLICABLE MARGIN" for (x) each Base Rate Loan shall be 3.125% and
(y) each Eurodollar Rate Loan shall be 4.125%.

      B. INTEREST PERIODS. In connection with each Eurodollar Rate Loan, Company may, pursuant to the applicable Notice of Conversion/Continuation select an interest period (each an "INTEREST PERIOD") to be applicable to such Loan, which Interest Period shall be a one month period; PROVIDED that:

            (i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

            (ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

            (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; PROVIDED that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

            (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar

                                      (29)
      month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

            (v) no Interest Period with respect to any portion of the Loans shall extend beyond the Final Scheduled Maturity Date;

            (vi) no Interest Period with respect to any portion of the Loans shall extend beyond a date on which Company is required to make a scheduled payment of principal of the Loans unless the sum of (a) the aggregate principal amount of Loans that are Base Rate Loans PLUS (b) the aggregate principal amount of Loans that are Eurodollar Rate Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on the Loans on such date; and

            (vii) in the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

      C. INTEREST PAYMENTS. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity).

      D. CONVERSION OR CONTINUATION. Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Loans equal to $3,000,000 and integral multiples of $100,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $3,000,000 and integral multiples of $100,000 in excess of that amount as a Eurodollar Rate Loan; PROVIDED, HOWEVER, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

      Company shall deliver a Notice of Conversion/Continuation to Administrative Agent no later than 12:00 Noon (New York time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued,
(iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; PROVIDED that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date.

                                      (30)

      Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Company or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected a conversion or continuation, as the case may be, hereunder.

      Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

      E. DEFAULT RATE. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); PROVIDED that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

      F. COMPUTATION OF INTEREST. Interest on each Loan shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; PROVIDED that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

2.3   FEES.

      A. ADMINISTRATIVE FEE. Company agrees to pay to Administrative Agent, an Administrative Agent's fee in the amount as from time to time agreed upon by Company and Administrative Agent.

                                      (31)

      B. OTHER FEES. Company agrees to pay to Administrative Agent such other fees in the amounts and at the times separately agreed upon between Company and Administrative Agent.

2.4 REPAYMENTS, PREPAYMENTS AND REDUCTIONS IN LOANS; GENERAL PROVISIONS REGARDING PAYMENTS.

      A.    SCHEDULED REPAYMENTS.

            SCHEDULED REPAYMENTS OF LOANS. Company shall make principal payments of the Loans in installments on each Loan Repayment Date in an amount equal to the applicable Loan Repayment Amount for such date set forth on Schedule 2.4; PROVIDED that such scheduled installments of principal of the Loans shall be reduced in connection with voluntary or mandatory prepayments of the Loans in accordance with subsection 2.4B; and PROVIDED FURTHER that the Loans and all other amounts owed hereunder with respect to the Loans shall be paid in full no later than the Final Scheduled Maturity Date, and the final installment payable by Company in respect of the Loans on such date shall be in an amount sufficient to repay all amounts owing by Company under this Agreement with respect to the Loans.

      B.    PREPAYMENTS.

            (i) VOLUNTARY PREPAYMENTS. Company may, upon not less than three Business Days' prior written or telephonic notice given to Administrative Agent by 12:00 Noon (New York time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay, without premium or penalty (other than pursuant to subsection 2.6D), any Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 (or such lesser amount as may be agreed to by the Administrative Agent) and integral multiples of $100,000 in excess of that amount; PROVIDED, HOWEVER, that a Eurodollar Rate Loan may only be prepaid on the expiration of the Interest Period applicable thereto. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iii).

            (ii)  MANDATORY PREPAYMENTS.

                  (a) PREPAYMENTS FROM ASSET SALES. (I) No later than the second Business Day following the date of receipt by Holdings or any of its Subsidiaries of Cash Proceeds of any Asset Sale that is not an Asset Sale of Financed Aircraft, Company shall prepay, without premium or penalty (other than pursuant to subsection 2.6D), the Loans in an amount equal to the Net Cash Proceeds of such Asset Sale; PROVIDED that, with respect to Asset Sales which do not include the sale of a Financed Aircraft, so long as no Potential Event of Default or Event of Default has occurred and is continuing, Holdings or any of its Subsidiaries shall have the option to use the Net Cash Proceeds within one hundred eighty (180)

                                      (32)
            days of receipt thereof for the purpose of making Consolidated Capital Expenditures; PROVIDED, FURTHER, that if all or any portion of such Net Cash Proceeds not required to be applied as provided in the preceding proviso are not so reinvested within such 180-day period (or such earlier date as Holdings or its respective Subsidiary determines not to reinvest the Net Cash Proceeds from such Asset Sale as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date as the case may be) as provided above without regard to the preceding proviso and (II) no later than the second Business Day following the date of receipt by Holdings or any of its Subsidiaries of Cash Proceeds of any Asset Sale of a Financed Aircraft, Company shall prepay, without premium or penalty (other than pursuant to subsection 2.6D), the Loans in an amount equal to the greater of the
            (i) Assigned Value of such Financed Aircraft and (ii) the sum of (x) the Net Cash Proceeds of such Asset Sale and (y) the Value of any non-Cash Proceeds of such Asset Sale. Concurrently with any prepayment of the Loans pursuant to this subsection 2.4B(ii)(a), Company shall deliver to Administrative Agent an Officers' Certificate demonstrating the derivation of the Net Cash Proceeds of the correlative Asset Sale from the gross sales price thereof and the amount required to be prepaid pursuant to this subsection 2.4B(ii)(a). In the event that Company shall, at any time after receipt of Cash Proceeds of any Asset Sale requiring a prepayment pursuant to this subsection 2.4B(ii)(a), determine that the prepayments previously made in respect of such Asset Sale were in an aggregate amount less than that required by the terms of this subsection 2.4B(ii)(a), Company shall promptly make an additional prepayment of the Loans in the manner described above in an amount equal to the amount of any such deficit, and Company shall concurrently therewith deliver to Administrative Agent an Officers' Certificate demonstrating the derivation of the additional Net Cash Proceeds resulting in such deficit and the additional amount required to be prepaid pursuant to this subsection 2.4B(ii)(a). Any mandatory prepayments pursuant to this subsection 2.4B(ii)(a) shall be applied as specified in subsection 2.4B(iii).

                  (b) PREPAYMENTS DUE TO ISSUANCE OF CERTAIN INDEBTEDNESS. On the date of receipt by Holdings or any of its Subsidiaries of the cash proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) from the issuance of
            (x) any Permitted Extension Indebtedness with respect to a Financed Aircraft or (y) any other Indebtedness (other than Indebtedness permitted under Section 6.1 whether incurred on the Fifth Restatement Effective Date or thereafter), Company shall prepay, without premium or penalty (other than pursuant to subsection 2.6D), the Loans in an amount equal to such net cash proceeds. Any such mandatory prepayments shall be applied as specified in subsection 2.4B(iii). Notwithstanding the foregoing, any such cash proceeds received pursuant to the AFL III Financing Agreement shall not be subject to the provisions of this subsection 2.4(B)(ii)(b).

                  (c) PREPAYMENTS DUE TO INSURANCE AND CONDEMNATION PROCEEDS. No later than the second Business Day following the date of receipt by Holdings or

                                      (33)
            any of its Subsidiaries of any cash payments under any of the casualty insurance policies covering damage to or loss of property maintained pursuant to subsection 5.4 resulting from damage to or loss of all or any portion of the Collateral or any other tangible asset (net of actual and documented reasonable costs incurred by Holdings or any of its Subsidiaries in connection with adjustment and settlement thereof, "INSURANCE PROCEEDS") or any proceeds resulting from the taking of assets by the power of eminent domain, condemnation or otherwise (net of actual and documented reasonable costs incurred by Company in connection with adjustment and settlement thereof, "CONDEMNATION PROCEEDS") (other than (x) the portion of such proceeds promptly applied to repair or replace the property in respect of which such proceeds were paid, (y) the portion of such proceeds required to be paid to Lien holders on assets other than Financed Aircraft or (z) proceeds applied pursuant to subsection 2.4B(ii)(d)), Company shall prepay, without premium or penalty (other than pursuant to subsection 2.6D), the Loans in an amount equal to such proceeds. Company shall, no later than 180 days after receipt of any such Insurance Proceeds or Condemnation Proceeds that have not theretofore been applied to the Obligations, make an additional prepayment of Loans, in the manner described above, in the full amount of all such proceeds that have not then been applied to repair or replace the property in respect of which such proceeds were paid. Any such mandatory prepayments shall be applied as specified in subsection 2.4B(iii). Notwithstanding the foregoing so long as (i) the AFL III Financing remains outstanding, Insurance Proceeds and Condemnation Proceeds with respect to the AFL III Equipment shall not be subject to the provisions of this subsection 2.4(B)(ii)(c) to the extent such proceeds are applied in accordance with the terms of the AFL III Financing Agreement.

                  (d) PREPAYMENTS DUE TO AN EVENT OF LOSS. No later than the earlier of (x) the second Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Insurance Proceeds or Condemnation Proceeds with respect to a Financed Aircraft or (y)
            180 days following an Event of Loss with respect to a Financed Aircraft, Company shall prepay, without premium or penalty (other than pursuant to subsection 2.6D), the Loans by an amount equal to the greater of the (i) Assigned Value of such Financed Aircraft and
            (ii) the Insurance Proceeds or Condemnation Proceeds, as the case may be, received with respect to such Financed Aircraft; PROVIDED that Holdings and its Subsidiaries shall not be required to make a prepayment pursuant to this subsection 2.4B(ii)(d) with respect to any proceeds applied pursuant to Section 4(f)(iv)(A) or 4(f)(iv)(B) of any Aircraft Chattel Mortgage.

            (iii) APPLICATION OF PREPAYMENTS.

                  (a) APPLICATION OF VOLUNTARY PREPAYMENTS BY TYPE OF LOANS AND ORDER OF MATURITY. Any voluntary prepayments (other than a prepayment of Loans made with respect to a specific Financed Aircraft, Airframe or Engine) of the Loans pursuant to subsection 2.4B(i) shall be applied to reduce the scheduled installments of principal of the Loans on a pro rata basis.

                                      (34)

                  (b) APPLICATION OF MANDATORY PREPAYMENTS OF LOANS. Any mandatory prepayments of the Loans pursuant to subsection 2.4B(ii) shall be applied to reduce the scheduled installments of principal of the Loans in inverse order of maturity.

                  (c) APPLICATION OF PREPAYMENTS TO BASE RATE LOANS AND EURODOLLAR RATE LOANS. Any prepayment of Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D.

C.    GENERAL PROVISIONS REGARDING PAYMENTS.

      (i) MANNER AND TIME OF PAYMENT. All payments by Company of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in Dollars in same day funds, without defense, set-off or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 Noon (New York time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Holdings and Company hereby authorize Administrative Agent to charge their respective accounts (and the accounts of their Subsidiaries) with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

      (ii) APPLICATION OF PAYMENTS TO PRINCIPAL AND INTEREST. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

      (iii) APPORTIONMENT OF PAYMENTS. Aggregate principal and interest payments in respect of Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Administrative Agent. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

      (iv) PAYMENTS ON BUSINESS DAYS. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment

                                      (35)
shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

            (v) NOTATION OF PAYMENT. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

2.5   USE OF PROCEEDS.

      A. LOANS. The proceeds of the Loans were used to finance the purchase and renovation of the Existing Aircraft as shown on SCHEDULE 2.1 annexed hereto.

      B. MARGIN REGULATIONS. No portion of the proceeds of any borrowing under this Agreement shall be, or were used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6   SPECIAL PROVISIONS GOVERNING EURODOLLAR RATE LOANS.

      Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

      A. DETERMINATION OF APPLICABLE INTEREST RATE. As soon as practicable after 10:00 A.M. (New York time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

      B. INABILITY TO DETERMINE APPLICABLE INTEREST RATE. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the interbank Eurodollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

                                      (36)

      C. ILLEGALITY OR IMPRACTICABILITY OF EURODOLLAR RATE LOANS. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "AFFECTED LENDER" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to convert Loans to Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "AFFECTED LOANS") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

      D. COMPENSATION FOR BREAKAGE OR NON-COMMENCEMENT OF INTEREST PERIODS. Company shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefore in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date

                                      (37)
specified in a notice of prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

      E. BOOKING OF EURODOLLAR RATE LOANS. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

      F. ASSUMPTIONS CONCERNING FUNDING OF EURODOLLAR RATE LOANS. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; PROVIDED, HOWEVER, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.

      G. EURODOLLAR RATE LOANS AFTER DEFAULT. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default,
(i) Company may not elect to have a Loan be maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Conversion/Continuation given by Company with respect to a requested conversion/continuation that has not yet occurred shall be deemed to be rescinded by Company.

2.7   INCREASED COSTS; TAXES; CAPITAL ADEQUACY.

      A. COMPENSATION FOR INCREASED COSTS AND TAXES. Subject to the provisions of subsection 2.7B, in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

            (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

                                      (38)

            (ii) imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar
      Rate); or

            (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

      B.    WITHHOLDING OF TAXES.

            (i) PAYMENTS TO BE FREE AND CLEAR. All sums payable by Company under this Agreement and the other Loan Documents shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding on account of any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

            (ii) GROSSING-UP OF PAYMENTS. If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to Administrative Agent or any Lender under any of the Loan Documents:

                  (a) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it;

                  (b) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is

                                      (39)
            imposed on Company) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

                  (c) the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                  (d) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

      PROVIDED that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof) or after the date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

            (iii) EVIDENCE OF EXEMPTION FROM U.S. WITHHOLDING TAX.

                  (a) Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.7B(iii), a "NON-US LENDER") shall deliver to Administrative Agent for transmission to Company, on or prior to the Fifth Restatement Effective Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of Internal Revenue Service Form W-8ECI or W-8BEN (or any successor forms), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (2) if such Lender is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8ECI or W-8BEN pursuant to

                                      (40)
            clause (1) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

                  (b) Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to subsection 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, such Lender shall (1) deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form W-8ECI or W-8BEN, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN, as the case may be, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or (2) immediately notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.

                  (c) Company shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii) if such Lender shall have failed to satisfy the requirements of subsection 2.7B(iii)(a); PROVIDED that if such Lender shall have satisfied such requirements on the Fifth Restatement Effective Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it became a Lender (in the case of each other Lender), nothing in this subsection 2.7B(iii)(c) shall relieve Company of its obligation to pay any additional amounts pursuant to clause (c) of subsection 2.7B(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

      C. CAPITAL ADEQUACY ADJUSTMENT. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding

                                      (41)
capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or other obligations hereunder to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent ) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

      D. SUBSTITUTE LENDERS. In the event Company is required under the provisions of this subsection 2.7 to make payments in a material amount to any Lender or in the event any Lender fails to lend to Company in accordance with this Agreement, Company may, so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, elect to terminate such Lender as a party to this Agreement; PROVIDED that, concurrently with such termination,
(i) Company shall pay that Lender all principal, interest and fees and other amounts (including without limitation, amounts, if any, owed under this subsection 2.7) owed to such Lender through such date of termination, (ii) another financial institution satisfactory to Company and Administrative Agent (or if Administrative Agent is also the Lender to be terminated, the successor Administrative Agent) shall agree, as of such date, to become a Lender for all purposes under this Agreement (whether by assignment or amendment) and to assume all obligations of the Lender to be terminated as of such date, and (iii) all documents and supporting materials necessary, in the judgment of Administrative Agent (or if Administrative Agent is also the Lender to be terminated, the successor Administrative Agent) to evidence the substitution of such Lender shall have been received and approved by Administrative Agent as of such date.

2.8   OBLIGATION OF LENDERS TO MITIGATE.

      Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loans of such Lender becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under subsection 2.7, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the affected Loans of such Lender through another lending office of such Lender, or
(ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to subsection 2.7 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially

                                      (42)
adversely affect such Loans or the interests of such Lender; PROVIDED that such Lender will not be obligated to utilize such other lending office pursuant to this subsection 2.8 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other lending office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Company pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.9   RELEASE OF COLLATERAL.

      Upon the prepayment of all Loans made with respect to a specific Financed Aircraft or a specific Airframe or Engine pursuant to subsection 2.4B(ii)(a) hereof, Administrative Agent, at the reasonable expense of Company, agrees to execute and deliver to Company such documents as shall be reasonably satisfactory to Company to evidence the release of the Liens granted pursuant to the Collateral Documents with respect to such Financed Aircraft or such Airframe or Engine and shall use its best efforts to (i) in the event of a prepayment of all Loans made with respect to a specific Financed Aircraft, return the originals of all Notes representing such Loans to Company, marked "Paid" or (ii) in the event of a prepayment of all Loans made with respect to a specific Airframe or Engine(s), prepare allonges to the Notes representing such Loans to Company describing the release of such Airframe or Engine(s).

                                   SECTION 3.
                 CONDITIONS TO FIFTH RESTATEMENT EFFECTIVE DATE

3.1   CONDITIONS TO EFFECTIVENESS.

The effectiveness of this Agreement and the obligation of the Lenders to maintain the Loans are subject to the satisfaction of all of the following conditions:

            (i) each of the parties hereto shall have executed and delivered counterparts of this Agreement to Administrative Agent;

            (ii) Company shall have delivered to Lenders (or to Administrative Agent for Lenders) executed originals of the Notes, duly executed in accordance with subsection 2.1B, drawn to the order of each Lender and with appropriate insertions;

            (iii) Company shall have delivered to Administrative Agent the following, each, unless otherwise noted, dated the Fifth Restatement Effective
Date:

                  (a) certified copies of the certificate of incorporation (or equivalent organizational document) of each Loan Party, together with a good standing certificate from the Secretary of State of the state of organization and each other state in which each Loan Party is qualified as a foreign corporation to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such states, each dated a recent date prior to the Fifth Restatement Effective Date;

                                      (43)

                  (b) copies of the bylaws of each Loan Party, certified as of the Fifth Restatement Effective Date by its corporate secretary or an assistant secretary;

                  (c) resolutions of the Board of Directors of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other documents contemplated by the Transactions certified as of the Fifth Restatement Effective Date by each Loan Party's corporate secretary or assistant secretary as being in full force and effect without modification or amendment;

                  (d) signature and incumbency certificate of the officer of Company and each other Loan Party executing this Agreement and any other Loan Documents;

                  (e) a certificate of an authorized officer of the Company, certifying that the conditions set forth in clauses (vii), (ix),
            (xiv), (xv) and (xvi) of this subsection 3.1 are satisfied;

                  (f) the audited consolidated balance sheet of Holdings and its Subsidiaries as at December 31, 2003 and the related consolidated statement of income, stockholders equity and cash flows of Holdings and its Subsidiaries for the Fiscal Year then ended; and

                  (g) such other documents as Administrative Agent may reasonably request.

            (iv) Holdings shall have delivered to Administrative Agent a financial condition certificate executed by its Chief Executive Officer, Chief Financial Officer or Treasurer and dated the Fifth Restatement Effective Date, substantially in the form annexed hereto as Exhibit IX with appropriate attachments demonstrating that Holdings and its Subsidiaries, taken as a whole, are Solvent;

            (v) The Administrative Agent shall have received (A) originally executed copies of one or more favorable written opinions of Cahill Gordon & Reindel LLP, counsel for Company, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Fifth Restatement Effective Date and setting forth substantially the matters in the opinions designated in Exhibit VA annexed hereto and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request, and (B) the opinion of Cahill Gordon & Reindel LLP regarding Section 1110 of the Bankruptcy Code, dated the Fifth Restatement Effective Date and setting forth substantially the matters in the opinions designated in Exhibit VB annexed hereto;

            (vi) The Administrative Agent shall have received executed copies of one or more favorable written opinions of General Counsel of Holdings, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated the Fifth Restatement Effective Date, and setting forth substantially the matters in the opinions designated in Exhibit VC annexed hereto;

                                      (44)

              (vii) the capital, organization, ownership and management structure of Holdings and its Subsidiaries and the form and substance of the ACMI Contracts aircraft lease arrangements (including each Operating Lease) and the Existing Indebtedness, the AFL III Financing Agreement and the Restructuring Documents (collectively, the "SPECIFIED INDEBTEDNESS") shall be as set forth in the Plan Documents with such modifications as shall have been approved in writing by the Administrative Agent and the Requisite Lenders and shall otherwise be satisfactory to the Administrative Agent and the Requisite Lenders;

              (viii) the AFL III Financing Agreement shall have been completed or shall be completed concurrently under terms and conditions reasonably satisfactory to Administrative Agent and Lenders;

              (ix) on and as of the Fifth Restatement Effective Date, (A) neither Holdings nor any of its Subsidiaries shall have any Preferred Equity or any Indebtedness outstanding, except for (i) the Obligations and (ii) the Specified Indebtedness and (B) all of the Specified Indebtedness shall remain outstanding after giving effect to the Transaction and the other transactions contemplated hereby without any default or events of default existing thereunder or arising as a result of the Transaction and the other transactions contemplated hereby (except to the extent amended or waived by the parties thereto on terms and conditions reasonably satisfactory to the Administrative Agent and the Requisite Lenders);

              (x) on or prior to the Fifth Restatement Effective Date, (i) there shall have been delivered to the Administrative Agent true and correct copies of the Plan of Reorganization, the Disclosure Statement, which Plan of Reorganization and Disclosure Statement shall, in each case, be in the form delivered to the Lenders prior to the execution and delivery of this Agreement and shall not have been amended or modified without the written consent of the Administrative Agent and each Lender, (ii) a Notice of Confirmation, in form and substance satisfactory to the Administrative Agent, shall have been entered into and (iii) all conditions precedent to the effective date of the Plan of Reorganization shall have been satisfied (and not waived without the consent of the Administrative Agent and the Requisite Lenders) to the satisfaction of the Administrative Agent and the Requisite Lenders;

              (xi) on the Fifth Restatement Effective Date, (A) Holding shall have duly authorized, executed and delivered the Holdings' Guaranty substantially in the form of Exhibit XIII (as amended, modified, restated and/or supplemented from time to time, the "HOLDINGS GUARANTY") guaranteeing all of the obligations of Company as more fully provided therein and the Holdings Guaranty shall be in full force and effect and (B) each Subsidiary Guarantor shall have duly authorized, executed and delivered the Subsidiaries Guaranty in the form of
Exhibit XII (as amended, modified, restated and/or supplemented from time to time, the "SUBSIDIARIES GUARANTY"), guaranteeing all of the obligations of Company as more fully provided therein, and the Subsidiaries Guaranty shall be in full force and effect;

              (xii) on the Fifth Restatement Effective Date, an amendment to each of the First Aircraft Chattel Mortgage and the Second Aircraft Chattel Mortgage (each an "AIRCRAFT CHATTEL MORTGAGE AMENDMENT") and substantially in the form of EXHIBIT XII hereto, and any documents in connection therewith requested by the Administrative Agent shall have been duly

                                      (45)
authorized, executed and delivered, and each such Aircraft Chattel Mortgage, as so amended, shall be in full force and effect;

                (xiii) on the Fifth Restatement Effective Date, all reasonable and documented costs, fees and expenses, and all other compensation due to the Administrative Agent and the Lenders (including, without limitation, professional fees and expenses) shall have been paid to the extent then due and invoiced at least three Business Days prior to the Fifth Restatement Effective Date;

                (xiv) on the Fifth Restatement Effective Date, all representations and warranties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects and no Potential Event of Default or Event of Default shall exist;

                (xv) except as otherwise disclosed in the Disclosure Statement or Holdings' filings with the SEC delivered prior to the execution and delivery of this Agreement by the Lenders, on the Fifth Restatement Effective Date, there shall be no actions, suits, proceedings or investigations pending or threatened (a) with respect to the Transaction or any documentation executed in connection therewith (including any Loan Document) or the transactions contemplated hereby and thereby, (b) with respect to any Existing Indebtedness or (c) which the Administrative Agent or the Requisite Lenders shall reasonably determine has had, or could reasonably be expected to have a Material Adverse Effect; and

                (xvi) on or prior to the Fifth Restatement Effective Date, (i) all necessary governmental (domestic and foreign), regulatory and third party approvals and/or consents in connection with any Specified Indebtedness or the Transaction and otherwise referred to herein or therein shall have been obtained and remain in full force and effect and evidence thereof shall have been provided to the Administrative Agent, and (ii) all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction and the transactions contemplated by the Loan Documents or otherwise referred to herein or therein. Additionally, on the Fifth Restatement Effective Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon, or materially delaying, or making economically unfeasible, the consummation of the Transaction or otherwise referred to herein or therein.

To the extent that any of the conditions set forth in this subsection 3.1 requires that any document, action or condition be satisfactory to the Administrative Agent, the Lenders or the Requisite Lenders, or a determination by any such Person(s), unless such Person(s) shall have given the Company written notice within (5) five days of the Confirmation Date that such document, action or condition is not satisfactory to such Person(s), or that such Person(s) have made such determination, as the case may be, such document, action or condition shall be deemed to be satisfactory or such determination shall be deemed not to have been made, as the case may be.

                                      (46)

                                   SECTION 4.
                         REPRESENTATIONS AND WARRANTIES

      In order to induce Lenders to enter into this Agreement, Holdings and Company represent and warrant to each Lender, on the date of this Agreement, that the following statements are true, correct and complete:

4.1   ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND
      SUBSIDIARIES.

      A. ORGANIZATION AND POWERS. Each of Holdings and Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Holdings and Company each have all requisite corporate power and authority to own and operate their respective properties, to carry on their business as now conducted and as proposed to be conducted, to enter into the Loan Documents and to carry out the transactions contemplated thereby.

      B. QUALIFICATION AND GOOD STANDING; AIR CARRIER CERTIFICATION. Each Loan Party is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and will not have a Material Adverse Effect. Company is a "citizen of the United States" within the meaning of the Federal Aviation Act (a "UNITED STATES CITIZEN") and holds an air carrier operating certificate under the Federal Aviation Act for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo.

      C. SUBSIDIARIES. All of the Subsidiaries of Holdings as of the Fifth Restatement Effective Date are identified in SCHEDULE 4.1 annexed hereto. The capital stock of each of the Subsidiaries of Holdings identified in SCHEDULE 4.1 annexed hereto (as so supplemented) is duly authorized, validly issued, fully paid and non-assessable and none of such capital stock constitutes Margin Stock. Each of the Subsidiaries of Holdings identified in SCHEDULE 4.1 annexed hereto (as so supplemented) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation set forth therein, has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate power and authority has not had and will not have a Material Adverse Effect. SCHEDULE 4.1 annexed hereto (as so supplemented) correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in each of the Subsidiaries of Holdings identified therein.

      D. COLLATERAL DOCUMENTS. The security interests created in favor of Administrative Agent under the Collateral Documents have at all times from and after the Initial Closing Date constituted and will continue to constitute, as security for the obligations purported to be secured thereby, a legal, valid and enforceable security interest in and Lien on all of the Collateral referred to therein in favor of Administrative Agent for the benefit of the Lenders, perfected and prior to the rights of all third persons in accordance with the requirements of all applicable

                                      (47)

Collateral Documents including, without limitation all Liens and security interests in the cash proceeds (or in the indubitable equivalent thereof) of the administrative priority claim in the amount, if any, required to cure a monetary default (as described in Bankruptcy Code Section 1110(a)(2)(B)), provided under the Stipulation Providing for Section 1110(b) Extension Regarding Intercompany Lease of N355MC approved by order of the Bankruptcy Court dated April 22, 2004. Each Loan Party has good and marketable title to its respective Collateral, and all such Collateral is free and clear of all Liens except for Liens permitted by subsection 6.2. No consents, filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests purported to be created by any of the Collateral Documents, other than such as have been obtained and which remain in full force and effect and UCC financing statements to be filed, or delivered to Administrative Agent for filing, on the Fifth Restatement Effective Date and periodic UCC continuation filings or as is specifically otherwise permitted by the terms of any applicable Collateral Document.

4.2   AUTHORIZATION, ETC.

      A. AUTHORIZATION. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate action on the part of each Loan Party.

      B. NO CONFLICT. The execution, delivery and performance by the Loan Parties of the Loan Documents and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, the Certificate or Articles of Incorporation or Bylaws of Holdings or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries, (ii) conflict with in any material respect, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any Contractual Obligation of Holdings or any of its Subsidiaries,
(iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Fifth Restatement Effective Date and disclosed in writing to Lenders.

      C. GOVERNMENTAL CONSENTS. The execution, delivery and performance by the Loan Parties of the Loan Documents and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body which has not been obtained or made on or prior to the date required to be obtained or made unless waived by Administrative Agent in accordance with this Agreement.

      D. BINDING OBLIGATION. Each of the Loan Documents has been duly executed and delivered by each of the Loan Parties party thereto and is the legally valid and binding obligation of each such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or

                                      (48)
similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

4.3   FINANCIAL CONDITION.

      Holdings has heretofore delivered to Lenders, at Lenders' request, the following financial statements and information: (i) the audited consolidated balance sheet of Holdings and its Subsidiaries as at December 31, 2002, and the related consolidated statements of income, stockholders' equity and cash flows of Holdings and its Subsidiaries for the Fiscal Year then ended and (ii) the unaudited consolidated balance sheets of Holdings and its Subsidiaries as at March 31, 2004, and the related consolidated statements of income, stockholders' equity and cash flows of Holdings and its Subsidiaries for the fiscal quarter then ended. All such statements were prepared in conformity with GAAP and fairly present the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and year-end adjustments. Holdings and its Subsidiaries do not have any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole.

4.4   NO MATERIAL ADVERSE CHANGE; NO RESTRICTED JUNIOR PAYMENTS.

      Except as otherwise disclosed in the Disclosure Statement or Holdings' filings with the SEC delivered prior to the execution and delivery of this Agreement by the Lenders, since December 31, 2003, (i) no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect and (ii) neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by subsection 6.5.

4.5   TITLE TO PROPERTIES; LIENS.

      A. Holdings and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of the properties and assets reflected in the financial statements referred to in subsection 4.3, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 6.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

      B. Each Financed Aircraft operated in the United States has a current and valid airworthiness certificate issued by the FAA pursuant to the Federal Aviation Act in effect and is in such condition as may be necessary to enable the airworthiness certificate to be maintained in good standing. Each Engine has a rated takeoff horsepower greater than 750 horsepower, or the

                                      (49)
equivalent of such horsepower. Each Financed Aircraft operated in the United States is registered with the FAA in the name of Company, and Company has authority to operate such Financed Aircraft. Company has good title to such Financed Aircraft, free and clear of all Liens other than Liens permitted by subsection 6.2.

4.6   LITIGATION; ADVERSE FACTS.

      Except as otherwise disclosed in the Disclosure Statement or Holdings' filings with the SEC delivered prior to the execution and delivery of this Agreement by the Lenders, there are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of Holdings, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries is (i) in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.7   PAYMENT OF TAXES.

      Except as set forth on SCHEDULE 4.7 and except to the extent permitted by subsection 5.3, all tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes, assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Holdings does not know of any proposed tax assessment against Holdings or any of its Subsidiaries which is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; PROVIDED that such reserves or other appropriate provisions, if any, for liabilities for taxes as shall be required in conformity with GAAP shall have been made or provided in the financial statements of Holdings. There are no agreements with respect to taxes between Holdings and any tax agency or authority.

4.8   PERFORMANCE OF AGREEMENTS; MATERIALLY ADVERSE AGREEMENTS.

      A. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not have a Material Adverse Effect.

                                      (50)

      B. Neither Holdings nor any of its Subsidiaries is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.9   GOVERNMENTAL REGULATION.

      Neither Holdings nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

4.10  SECURITIES ACTIVITIES.

      A. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

      B. Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Holdings only or of Holdings and its Subsidiaries on a consolidated basis) subject to the provisions of subsection
6.2 or 6.7 or subject to any restriction contained in any agreement or instrument, between any Loan Party, on the one had, and any Lender or any Affiliate of any Lender, on the other hand, relating to Indebtedness and within the scope of subsection 7.2, will be Margin Stock.

4.11  EMPLOYEE BENEFIT PLANS.

      Company maintains a qualified retirement plan under Section 401(k) of the Internal Revenue Code (the "COMPANY 401(k) PLAN"). Company's 401(k) Plan has no unfunded liabilities in excess of $10,000,000, and Company is in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan and has performed all its obligations under such Employee Benefit Plan in all material respects. Company has no Employee Benefit Plans, other than Company 401(k) Plan and the plan described in subsection 6.2A(iv). Company has no ERISA Affiliates that sponsor, maintain, contribute to or are liable with respect to any Employee Benefit Plans.

4.12  CERTAIN FEES.

      No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Holdings hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

                                      (51)

4.13  ENVIRONMENTAL PROTECTION.

      A. All Facilities and operations of Holdings and its Subsidiaries are, and have been to the best of Holdings' and Company's knowledge, in compliance in all material respects with all Environmental Laws.

      B. Except as otherwise disclosed in the Disclosure Statement or Holdings' filings with the SEC delivered prior to the execution and delivery of this Agreement by the Lenders, there are no, and have been no, conditions, occurrences, or Hazardous Materials Activity (a) arising at any Facilities or at any other location or (b) arising in connection with the operations of Holdings and its Subsidiaries (including the transportation of Hazardous Materials in accordance with applicable regulations), which conditions, occurrences or Hazardous Materials Activity could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries and which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

      C. To the best of Holdings' knowledge, there are no pending or threatened Environmental Claims against Holdings or any of its Subsidiaries, and neither Holdings or any of its Subsidiaries has received any notices, inquiries, or requests for information with respect to any Environmental Claims which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.14  EMPLOYEE MATTERS.

      There is no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

4.15  SOLVENCY.

      Holdings and each Loan Party is Solvent.

4.16  DISCLOSURE.

      No representation or warranty of Holdings or any of its Subsidiaries contained in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Holdings or such Subsidiary, in the case of any document not furnished by Holdings or such Subsidiary) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Holdings (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse

                                      (52)

Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

                                   SECTION 5.
                              AFFIRMATIVE COVENANTS

      Holdings and Company each covenant and agree that, until payment in full of all of the Loans and other Obligations unless Requisite Lenders shall otherwise give prior written consent, Holdings and Company shall perform, and shall cause each of their respective Subsidiaries to perform, all covenants in this Section 5.

5.1   FINANCIAL STATEMENTS AND OTHER REPORTS.

      Holdings will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Holdings will deliver to Administrative Agent:

            (i) MONTHLY FINANCIAL REPORTS: as soon as available and in any event within 30 days after the end of each calendar month, monthly financial reports that contain revenue, block hours, debt, cash (including a thirteen week rolling cash flow report) and investments as at the end of such calendar month, and setting forth in each case (except with respect to the rolling cash flow report and for monthly reports delivered prior to the delivery of audited financial statements for the Fiscal Year ending December 31, 2003) in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, if applicable, in reasonable detail, together with a certificate signed by the chief financial officer or treasurer of Holdings that, to the best of such officer's knowledge as of the date of delivery of such certificate, the reports contain true and correct information for the period indicated;

            (ii) QUARTERLY FINANCIALS: as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year, (a) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statement of income, stockholders' equity and cash flows of Holdings and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter, setting forth in each case for the fiscal quarters subsequent to the completion of the audited financial statements for the Fiscal Year ending December 31, 2003 in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Holdings that they fairly present the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and year-end adjustments, and (b) after the filing of Holdings' first 10-Q following the Fifth Restatement Effective Date, a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management for such fiscal quarter and for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter, provided that

                                      (53)
      delivery of Holdings' 10-Q for such fiscal quarter shall be deemed to satisfy the requirements of this subsection 5.1(ii);

            (iii) YEAR-END FINANCIALS: as soon as available and in any event within 90 days (or in the case of Fiscal Year ending December 31, 2004, 120 days) after the end of each Fiscal Year, (a) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statement of income, stockholders' equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Holdings that they fairly present the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year, and (c) in the case of such consolidated financial statements, a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Holdings and satisfactory to Administrative Agent, which report (x) for Fiscal Year 2005 and each subsequent Fiscal Year thereafter shall express no doubts about the ability of Holdings and its Subsidiaries to continue as a going concern, (y) in all cases shall be unqualified as to scope of audit, and (z) shall state that such consolidated financial statements fairly present the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, provided that delivery of Holdings' Form 8-K or 10-K for such Fiscal Year shall be deemed to satisfy the requirements of this subsection 5.1(iii);

            (iv) OFFICERS' AND COMPLIANCE CERTIFICATES: together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to subdivisions (ii) and (iii) above after the Fifth Restatement Effective Date, (a) an Officers' Certificate of Holdings stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Holdings has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable quarterly and annual accounting periods with the restrictions contained in Section 6;

                                      (54)

            (v) RECONCILIATION STATEMENTS: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 4.3, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to subdivisions (ii) or (iii) of this subsection 5.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then
      (a) together with the first delivery of financial statements pursuant to subdivision (ii) or (iii) of this subsection 5.1 following such change, consolidated financial statements of Holdings and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (ii) or (iii) of this subsection 5.1 following such change, a written statement of the chief accounting officer or chief financial officer of Holdings setting forth the differences which would have resulted if such financial statements had been prepared without giving effect to such change;

            (vi) ACCOUNTANTS' REPORTS: promptly upon receipt thereof copies of any comment letter submitted by such accountants to management in connection with their annual audit or a special audit;

            (vii) SEC FILINGS AND PRESS RELEASES: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority, and (c) all press releases made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries, it being understood and agreed that Company shall be deemed to have delivered to the Administrative Agent the documents required by this Section 5.9(viii) by posting such documents on Company's website;

            (viii) EVENTS OF DEFAULT, ETC.: promptly upon any officer of Holdings or Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given notice (other than to Administrative Agent) or taken affirmative action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 7.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Holdings with the SEC on Form 8-K (Items 2.01, and 5.01 of such Form as in effect on the date hereof), or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of such condition, event or

                                      (55)
      change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Holdings has taken, is taking and proposes to take with respect thereto;

            (ix) LITIGATION OR OTHER PROCEEDINGS: promptly upon any officer of Holdings obtaining knowledge of (X) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries (collectively, "PROCEEDINGS") not previously disclosed in writing by Holdings to the Lenders or (Y) any material development in any Proceeding that, in any case:

                  (1) if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect; or

                  (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

      written notice thereof together with such other information as may be reasonably available to Holdings to enable Lenders and their counsel to evaluate such matters;

            (x) 401K PLAN NOTICES: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any material and adverse event with respect to Company's 401(k) Plan (as defined in subsection 4.11), a written notice specifying the nature thereof, what action Holdings has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

            (xi) INSURANCE: as soon as practicable and in any event within 30 days following the first day of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Holdings and its Subsidiaries and all material insurance coverage planned to be maintained by Holdings and its Subsidiaries in such Fiscal Year;

            (xii) ENVIRONMENTAL AUDITS AND REPORTS: as soon as practicable following receipt thereof, copies of all environmental audits and reports, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, with respect to significant environmental matters at any Facility or which relate to an Environmental Claim which could result in a Material Adverse Effect; and

            (xiii) OTHER INFORMATION: with reasonable promptness, such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender.

                                      (56)

5.2   CORPORATE EXISTENCE.

      Except as permitted under subsection 6.7, Holdings will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business; PROVIDED, HOWEVER, that the corporate existence of any such Subsidiary may be terminated if such termination is in the best interests of Holdings and its Subsidiaries and is not materially disadvantageous to any Lender. Holdings will, and will cause each of the Company, Polar Air and AFL III to, at all times maintain its corporate existence as a United States Citizen.

5.3   PAYMENT OF TAXES AND CLAIMS; TAX CONSOLIDATION.

      A. Holdings will, and will cause its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty, fine or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty fine or interest shall be incurred with respect thereto; PROVIDED that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, with respect to any liability for taxes, as shall be required in conformity with GAAP shall have been made therefore in the financial statements of the Holdings.

      B. Holdings will not, and will not permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than any Subsidiary of Holdings).

5.4   MAINTENANCE OF PROPERTIES; INSURANCE.

      Holdings will, and will cause its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. Holdings will maintain or cause to be maintained, with insurers of recognized responsibility and reputation, insurance with respect to its properties and business and the properties and businesses of its Subsidiaries against loss or damage (including, without limitation, flood insurance, if necessary or advisable) of the kinds customarily carried or maintained under similar circumstances by corporations engaged in similar businesses and Company will, with respect to each Financed Aircraft, maintain the insurance specified in the First Aircraft Chattel Mortgage with respect to such Financed Aircraft.

      Holdings and its Subsidiaries may self-insure, by way of deductible or equivalent structures or provisions in insurance policies, the risks required to be insured against pursuant to this subsection 5.4 in such reasonable amounts as are then applicable to other similar aircraft or spare engines in Holdings' fleet, and as are not substantially greater than amounts self-insured by corporations engaged in the same or similar business and similarly situated with Holdings;

                                      (57)

PROVIDED, HOWEVER, that Company may not self-insure in an amount in excess of $1,000,000 per Financed Aircraft without the prior written consent of Administrative Agent.

5.5   INSPECTION; LENDER MEETING.

      Holdings will, and will cause its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Holdings or any of its Subsidiaries, including its and their financial and accounting records, and, with the permission of Holdings which shall not be unreasonably withheld, to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Holdings may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested; PROVIDED that so long as no Event of Default shall have occurred and be continuing, such inspection shall not be disruptive to Holdings' business, as reasonably determined by Holdings. Within 150 days after the end of the 2004 Fiscal Year, and within 120 days after the end of each Fiscal Year thereafter, senior management of Holdings shall participate in a meeting of Lenders during which senior management will review, among other matters, the financial results of Holdings and its Subsidiaries for such Fiscal Year and outline the prospects for Holdings for the current Fiscal Year and report on any major changes in the business strategy of Holdings anticipated to occur during the term of this Agreement.

5.6   COMPLIANCE WITH LAWS, ETC.

      Holdings will, and will cause its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including, without limitation, Environmental Laws), noncompliance with which could reasonably be expected to cause a Material Adverse Effect.

5.7   ENVIRONMENTAL INDEMNITY.

      Holdings agrees to indemnify, defend, and hold harmless Administrative Agent and Lenders, and the officers, directors, employees, agents and affiliates of Administrative Agent and Lenders from and against any and all losses, claims, liability or expenses arising in connection with Environmental Claims against such Loan Party or with any Hazardous Materials Activity.

5.8   HOLDINGS' REMEDIAL ACTION REGARDING HAZARDOUS MATERIALS.

      Holdings and Company will promptly take, and will cause each of their Subsidiaries promptly to take, any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any Facility in order to comply with all applicable Environmental Laws and Governmental Authorizations to the extent that any failure to take such action could reasonably be expected to have a Material Adverse Effect. In the event Holdings or any of its Subsidiaries is required to undertake any remedial action with respect to any Hazardous Materials on, under or about any Facility, Holdings or such Subsidiary will conduct and complete such remedial action in compliance with all applicable Environmental Laws, and in accordance with the policies, orders

                                      (58)
and directives of all federal, state and local governmental authorities except when, and only to the extent that, Holdings' or such Subsidiary's liability for such presence, storage, use, disposal, transportation or discharge of any Hazardous Materials is being contested in good faith by Holdings or such Subsidiary.

5.9   FURTHER ASSURANCES; NEW SUBSIDIARIES.

      A. At any time or from time to time upon the request of Administrative Agent, Holdings, Company or any Subsidiary Guarantor will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents and to provide for payment of the Obligations in accordance with the terms of this Agreement, the Notes and the other Loan Documents.

      B. In furtherance and not in limitation of the foregoing, Holdings will cause each Material Subsidiary of Holdings (other than AFL III), to take such actions as Administrative Agent may reasonably request from time to time to ensure that the Obligations are guarantied by any such Subsidiary. Notwithstanding the foregoing, so long as the AFL III Financing remains outstanding nothing herein shall cause or give rise to an obligation on the part of Company or AFL III to require a guaranty or grant of security interest in the assets of AFL III. The Lenders acknowledge that the security interests and Liens created by the Collateral Documents do not extend to the assets of AFL III now existing or hereafter acquired.

5.10  APPRAISALS.

      At the request of Administrative Agent or Requisite Lenders (but no more than once each calendar year), Company will obtain desktop appraisals of each of the Financed Aircraft from an Approved Appraiser, in form satisfactory to Administrative Agent; PROVIDED that upon the occurrence and during the continuance of an Event of Default, Company will obtain such additional appraisals with respect to the Financed Aircraft as Administrative Agent or Requisite Lenders may request.

5.11  MAINTENANCE CONTRACTS.

      Subject to Section 5.15, Company shall maintain, or enter into, contracts with respect to the maintenance of each Financed Aircraft sufficient to insure compliance with the Federal Aviation Act.

5.12  EMPLOYEE BENEFIT PLANS.

      Holdings and its Subsidiaries will not establish or permit to be established any Employee Benefit Plans for Holdings, any of its Subsidiaries or any of their employees and will not permit any ERISA Affiliate to establish any Employee Benefit Plan which, in either case, could result in a liability for Holdings or any Subsidiary, under ERISA, in excess of $10,000,000 in the aggregate.

                                      (59)

5.13  REGISTRATION OF FOREIGN LEASED AIRCRAFT WITH FAA.

      Upon termination of an Approved Lease to which a Foreign Leased Aircraft is subject, Company shall cause such Foreign Leased Aircraft to be deregistered in such country and registered under the Federal Aviation Act and file for recordation with the FAA following such deregistration a First Aircraft Chattel Mortgage and Second Aircraft Chattel Mortgage with respect to such Foreign Leased Aircraft and shall cause FAA counsel to deliver an opinion in form and substance satisfactory to Administrative Agent.

5.14  CIVIL RESERVE AIR FLEET PROGRAM.

      To the extent any of the Financed Aircraft or any component thereof are leased or under contract to the United States or any agency or instrumentality thereof pursuant to the Civil Reserve Air Fleet Program established pursuant to 10 U.S.C. 9511-13 (as administered pursuant to Executive Order 1268, or any substitute regulation or order), or a similar program, Company shall use its reasonable best efforts to take such actions as the Administrative Agent may reasonably request to ensure that the Administrative Agent, for the benefit of the Lenders, (i) is a loss payee under any insurance policy or indemnity granted to Company or any of its affiliates by the United States or any agency or instrumentality thereof and/or (ii) has a perfected security interest in the proceeds of any payments made by the United States or any agency or instrumentality thereof pursuant to any such insurance policy or indemnity.

5.15  ENGINE MAINTENANCE.

      A. At all times each of the Engines will be subject to an engine maintenance agreement with General Electric Aircraft Engines ("GEAE"), MTU or such other provider of engine maintenance services as may be acceptable to the Administrative Agent and the Requisite Lenders, in each case in accordance with an engine maintenance agreement that is in form and substance satisfactory to the Administrative Agent and the Requisite Lenders (it being understood and agreed that (x) any engine maintenance agreement with respect to any Engine that is not a "power by the hour" engine maintenance agreement or similar agreement that provides for the prepayment of maintenance expense shall not be satisfactory to the Administrative Agent and the Requisite Lenders and (y) the GEAE and MTU engine maintenance agreements as in effect on the Fifth Restatement Effective Date are satisfactory to the Administrative Agent and the Requisite Lenders). Company will use its commercially reasonable best efforts to enter into new or amended engine maintenance agreements covering the Financed Aircraft and the Engines comprising the Collateral on a power-by-the-hour basis and on terms requiring Company to make monthly payments to the engine maintenance contractor in respect of each engine at the rate of at least $150 per flight hour that such engine was operated during the prior month. Company shall use its commercially reasonable best efforts to have the new engine maintenance agreements provide that (i) the Administrative Agent is a third party beneficiary, (ii) the Administrative Agent has a security interest in the agreements and (iii) the Administrative Agent has the right to step into Company's place should any Engines be returned to the Lenders. Notwithstanding the foregoing, Company may amend the existing GEAE and MTU engine maintenance agreements to reduce the hourly rate payable thereunder to the extent attributable to demonstrable hourly rate and materials cost savings with the relevant engine maintenance provider (as determined by the Administrative Agent) and to the extent that

                                      (60)
such reductions could not reasonably be expected to result in an increase in any "top-up" or "make-whole" or similar payment thereunder, PROVIDED that (x) each Engine shall at all times be subject to a minimum build standard in respect of each Part thereof of at least 2,000 cycles and (y) Company will not remove any Part from an Engine if such Part has at least 2,000 cycles remaining (except as permitted by Section 6.9B hereof). In addition, Company shall continue to comply with the terms of each such engine maintenance agreement (including making all payments when due thereunder) and not take any action with respect to any credits or equivalents thereof related to any Engine (or permit any action to be taken), if, in the opinion of the Administrative Agent, such action could cause the loss of any economic benefit available under any engine maintenance agreement applicable to such Engine (other than any loss resulting from the performance of maintenance on such engine in accordance with the applicable engine maintenance agreement or as specifically provided in the following sentence). To the extent under the GEAE, MTU or any other engine maintenance agreement in effect with respect to any Engine, there is any surplus cash or credit with respect to any Engine after such Engine completes a shop visit and the terms of the engine maintenance agreement applicable to such Engine permit such surplus cash or credit to be allocated to other engines currently being overhauled by such engine maintenance provider pursuant to such agreement, such surplus will first be applied to or for the benefit of any other Engines and, second to the extent any such surplus can not be applied to or for the benefit of any other Engine, to or for the benefit of any other engine. In addition, Company shall, at no material cost to Company, assist the Administrative Agent, for the benefit of the Lenders, in obtaining the benefit of the credits or equivalents thereof relating to such Engines in the event that the Administrative Agent acquires possession of the Engines under each such engine maintenance agreement through direct contractual agreements between the Administrative Agent and such engine maintenance provider.

      B. Sage-Popovich Inc. ("S-P") or such other company as may be appointed by the Requisite Lenders will be retained by Company as a third party provider to perform the services identified in Schedule 5.15 attached hereto, S-P will have limited access to the maintenance module of SAP or an equivalent program (with no ability to enter or change data) and Company will provide to S-P such additional documents as S-P reasonably requests from time to time (and not available to S-P as a third-party provider). Company will promptly take such actions as the Administrative Agent deems reasonably necessary to resolve each of the outstanding issues raised by S-P's ongoing reviews of Company's maintenance records and procedures (including, without limitation, the resolution of all issues regarding Company's failure to maintain records for each Part constituting Collateral dating back to the date of manufacture of such Part (each such issue, a "BACK-TO-BIRTH TRACEABILITY ISSUE") as provided in the immediately succeeding subclause C). Any dispute concerning any issues raised by S-P shall be resolved by an arbitrator reasonably satisfactory to Company and the Requisite Lenders (it being understood and agreed that a request to resolve any back-to-birth traceability issues with respect to the Collateral in the manner set forth in the immediately succeeding subclause C shall be complied with in accordance with such subclause C and shall not be subject to such dispute resolution provision). Company will pay the reasonable fees and expenses of S-P in connection with such review.

      C. Company will resolve any Back-To-Birth Traceability Issues by the replacement of any Part with an unresolved back-to-birth traceability issue at the next shop visit for such

                                      (61)

Engine; PROVIDED that (i) Company shall not be required to spend more than $3,000,000 during the twelve month period commencing upon November 3, 2003 or any twelve month period thereafter or $8,000,000 in the aggregate on or after July 3, 2003 to replace (x) any Parts and (y) any parts of the engines securing the AFL III Financing Agreement, in each case because of back-to-birth traceability issues, (ii) the amounts in the preceding clause (i) shall be net of any salvage value attributable to the removed Parts or parts, as the case may be, and (iii) the cost to replace any Part or part, as the case may be, that is scheduled to be (or otherwise would have been) removed at such shop visit shall not be included in the calculation in clause (i) of this proviso.

5.16  GROUNDING OF FINANCED AIRCRAFT.

      Notwithstanding the restrictions set forth in subclause 6.9B, Company shall have the right to ground no more than one of the Financed Aircraft at any time, PROVIDED that the Airframe of such Financed Aircraft (with such engines as are then on the Airframe) is grounded in an FAA-approved storage program that is acceptable to the Administrative Agent and the Requisite Lenders (the "STORAGE PROGRAM"), it being understood and agreed that Company's Storage Program in Roswell, New Mexico (as in effect on the Fifth Restatement Effective Date) is acceptable to the Administrative Agent and the Requisite Lenders. In addition, Company covenants to provide the work cards generated by the provider of the Storage Program to the Administrative Agent on a monthly basis. Except to the extent compliance by Company is required under the terms of the Storage Program, Company is not required to comply with the maintenance provisions of the Loan Documents (solely with respect to such Grounded Aircraft), PROVIDED that Company shall still be subject to maintain records with respect to such Financed Aircraft as required by the Loan Documents and relevant FAA regulations. If Engines are not the only engines installed on the Airframe at the time such Financed Aircraft is grounded, no later than sixty days after receipt of a request in writing from the Administrative Agent or the Requisite Lenders, Company shall cause Engines to be installed on the Airframe and such Engines to be subject to the Storage Program.

5.17  MAINTAIN AIRCRAFT AIRWORTHINESS.

      Company will keep all Financed Aircraft airworthy and perform, C-Checks, D-Checks and any other required maintenance on the Financed Aircraft, except as otherwise provided in subsection 5.16.

                                   SECTION 6.
                               NEGATIVE COVENANTS

      Holdings covenants and agrees that, until payment in full of all of the Loans and other Obligations, unless Requisite Lenders shall otherwise give prior written consent, Holdings shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

                                      (62)

6.1   INDEBTEDNESS.

      Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

            (i) Company may become and remain liable with respect to the Obligations;

            (ii) Holdings and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 6.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

            (iii) Holdings and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness described in SCHEDULE 6.1 annexed hereto (the "EXISTING INDEBTEDNESS");

            (iv) Holdings and its Subsidiaries may become and remain liable with respect to Permitted Extension Indebtedness;

            (v) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or would result therefrom and Company delivers an Officers' Certificate to Administrative Agent and Lenders, in form and substance reasonably satisfactory to Administrative Agent, confirming that, on a Pro Forma Basis after giving effect to such incurrence of Indebtedness, the Fixed Charge Coverage Ratio determined as of the last day of the last fiscal quarter for which financial statement are then available is greater than 1.25 to 1.00, Holdings and its Subsidiaries may incur Indebtedness (including pursuant to Capital Leases), PROVIDED that (x) the aggregate principal amount of Indebtedness incurred pursuant to this clause (v) does not exceed $50,000,000 at any one time outstanding;

            (vi) AFL III may become and remain liable with respect to all of the obligations under the AFL III Financing Agreement and Company may become and remain liable with respect to the AFL III Leases;

            (vii) Company may become and remain liable with respect to the Pass Through Trust Agreements and with the leases related thereto;

            (viii) Company may become and remain liable with respect to the Exit Facility, provided that the aggregate principal amount thereof (including any letters of credit issued thereunder) shall not exceed $60,000,000 at any one time outstanding;

            (ix) Company and its Subsidiaries may become and remain liable in respect of Indebtedness constituting Intercompany Loans; and

                                      (63)

            (x) Company and its Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;

PROVIDED that, notwithstanding the foregoing, neither Holdings nor any of its Subsidiaries may become or remain liable, directly or indirectly, for any Indebtedness of any Subsidiary of Holdings, which is not a Subsidiary Guarantor.

6.2   LIENS AND RELATED MATTERS.

      A. PROHIBITION ON LIENS. Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, except:

            (i)   Permitted Encumbrances;

            (ii) Liens in respect of (x) Permitted Extension Indebtedness (but only to the extent permitted by the definition thereof) and (y) Other Permitted Indebtedness; PROVIDED that such Liens encumber only assets subject to purchase money Liens securing such Indebtedness;

            (iii) other Liens on assets other than Collateral securing Indebtedness and Contingent Obligations in an aggregate amount not to exceed $5,000,000 at any time outstanding;

            (iv) Liens to secure obligations in respect of letters of credit incurred in the ordinary course of business in an aggregate amount not to exceed $5,000,000 at any time outstanding; and

            (v) as part of an Employee Benefit Plan providing deferred compensation to Company's employees and approved by its board of directors, Company may create a trust, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, for the benefit of its employees and make payments thereto not to exceed $10,000,000 in the aggregate.

      B. EQUITABLE LIEN IN FAVOR OF LENDERS. If Holdings or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 6.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; PROVIDED that, notwithstanding the foregoing, this covenant shall not be

                                      (64)
construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 6.2A.

      C. NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO HOLDINGS OR OTHER SUBSIDIARIES. Except (i) as provided herein, as (ii) described on SCHEDULE 6.2 annexed hereto, and (iii) pursuant to the AFL III Financing Agreement, Holdings will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by Holdings or any other Subsidiary of Holdings, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Holdings or any other Subsidiary of Holdings, (iii) make loans or advances to Holdings or any other Subsidiary of Holdings, or (iv) transfer any of its property or assets to Holdings or any other Subsidiary of Holdings.

6.3   INVESTMENTS; JOINT VENTURES.

      Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

            (i) Holdings and its Subsidiaries may make and own Investments in Cash Equivalents; PROVIDED that, (x) the weighted average maturity of all Investments in Cash Equivalents shall not exceed twelve months, (y) no more than 10% of the Holdings' and its Subsidiaries' Investments in Cash Equivalents shall be in a single security or issuer (other than U.S. treasuries, U.S. government agency obligations and money market funds), and (z) no more than 50% of the Holdings' and its Subsidiaries' Investments in Cash Equivalents shall be in a single U.S. treasury or U.S. government agency security;

            (ii) Holdings and its Subsidiaries may continue to own the Investments owned by them as of the Fifth Restatement Effective Date in any Subsidiaries of Holdings;

            (iii) Holdings and its Subsidiaries may continue to own the Investments owned by them on the Fifth Restatement Effective Date and described in SCHEDULE 6.3 annexed hereto, without giving effect to any additions thereto or replacements thereof, it being understood that any additional Investments made with respect to such existing Investments shall be permitted only if independently justified under the other provisions of this Section 6.3;

            (iv) so long as no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom, and so long as, on a Pro Forma Basis, Holdings and its Subsidiaries will be in compliance with the covenant set forth in subsection 6.6B, Company may make Investments in an aggregate amount not to exceed $10,000,000; and

            (v) any Loan Party may make intercompany loans and advances to any other Loan Party (collectively, the "INTERCOMPANY LOANS").

                                      (65)

      Notwithstanding the foregoing, neither Holdings nor any of its Subsidiaries may make any direct or indirect loan, advance or capital contribution to AFL III.

6.4   CONTINGENT OBLIGATIONS.

      Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

            (i) Holdings and any Subsidiary may become and remain liable with respect to Contingent Obligations arising under their guaranties of the Obligations;

            (ii) Company may become and remain liable with respect to Contingent Obligations under Interest Rate Agreements and Currency Agreements with a Lender;

            (iii) Holdings and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets or securities;

            (iv) Holdings and its Subsidiaries may become and remain liable with respect to letters of credit issued under the Exit Facility;

            (v) Holdings and its Subsidiaries may become and remain liable with respect to letters of credit issued in the ordinary course of business of Holdings and its Subsidiaries in an amount not to exceed $5,000,000 in the aggregate at any time;

            (vi) Holdings and its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in SCHEDULE 6.4 annexed hereto (other than in respect of letters of credit);

            (vii) Holdings and its Subsidiaries may become and remain liable with respect to Contingent Obligations to the extent such Contingent Obligations are permitted pursuant to subsections 6.9 and 6.10; and

            (viii) Holdings and its Subsidiaries may become and remain liable with respect to other Contingent Obligations; PROVIDED that the maximum aggregate liability, contingent or otherwise, of Company and its Subsidiaries in respect of all such Contingent Obligations shall at no time exceed $10,000,000.

6.5   RESTRICTED JUNIOR PAYMENTS.

      Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; PROVIDED that Holdings and its Subsidiaries may make scheduled payments of principal and interest or mandatory prepayments of principal (including through the exercise of remedies) from time to time on Designated Indebtedness; and PROVIDED FURTHER that so long as no Event of Default or Potential Event of Default has occurred and is continuing, or would result therefrom and so long

                                      (66)
as, on a Pro Forma Basis, Holdings will be in compliance with the covenant set forth in subsection 6.6B:

            (i) Holdings and its Subsidiaries may prepay Designated Indebtedness from the proceeds of Permitted Extension Indebtedness or cash Equity Proceeds received after the Fifth Restatement Effective Date; and

            (ii) Holdings may repurchase Holdings Common Stock in an amount not to exceed in any Fiscal Year $1,000,000 for purposes of establishing or contributing to an employee compensation plan; PROVIDED that any such repurchased Holdings Common Stock resold to employees of Holdings shall, to the extent of the price paid for such Holdings Common Stock by such employee, be excluded from the calculation of the $1,000,000 limit set forth above.

6.6   FINANCIAL COVENANTS.

      A. MINIMUM FIXED CHARGE COVERAGE RATIO. Holdings shall not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter of Holdings set forth below to be less than the correlative ratio indicated:

--------------------------------------------------------------
                                                    MINIMUM
                                                 FIXED CHARGE
FISCAL QUARTER ENDING                           COVERAGE RATIO
--------------------------------------------------------------
September 30, 2004                                     No Test
--------------------------------------------------------------
December 31, 2004                                    0.75:1.00
--------------------------------------------------------------
March 31, 2005                                       0.85:1.00
--------------------------------------------------------------
June 30, 2005                                        0.95:1:00
--------------------------------------------------------------
September 30, 2005                                   1.00:1.00
--------------------------------------------------------------
December 31, 2005                                    0.95:1.00
--------------------------------------------------------------
March 31, 2006                                       1.00:1.00
--------------------------------------------------------------
June 30, 2006                                       1.075:1.00
--------------------------------------------------------------
Thereafter                                           1.10:1.00
--------------------------------------------------------------

      B. MINIMUM LIQUIDITY. Holdings shall not permit its reserve of Unrestricted Cash and Cash Equivalents and Availability at any time during any period set forth below to be less than the amount set forth opposite such period below:

                                      (67)

--------------------------------------------------------------
                                                    MINIMUM
FOR THE PERIOD                                     LIQUIDITY
--------------------------------------------------------------
September 1, 2004 to October 7, 2004             $  55,000,000
--------------------------------------------------------------
October 8, 2004 to November 7, 2004              $  60,000,000
--------------------------------------------------------------
November 8, 2004 to December 7, 2004             $  65,000,000
--------------------------------------------------------------
December 8, 2004 to January 7, 2005              $  70,000,000
--------------------------------------------------------------
January 8, 2005 to April 7, 2005                 $  75,000,000
--------------------------------------------------------------
April 8, 2005 to September 30, 2005              $  85,000,000
--------------------------------------------------------------
October 1, 2005 to December 31, 2005             $  95,000,000
--------------------------------------------------------------
January 1, 2006 to December 31, 2006             $ 110,000,000
--------------------------------------------------------------
January 1, 2007 and Thereafter                   $ 125,000,000
--------------------------------------------------------------

6.7   RESTRICTION ON FUNDAMENTAL CHANGES AND ASSET SALES.

      Holdings shall not, and shall not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, sub-lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or fixed assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or any portion of the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except:

            (i) any Subsidiary of Holdings may be merged with or into Company or any Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Subsidiary Guarantor; PROVIDED that, in the case of such a merger, Company or such Subsidiary Guarantor shall be the continuing or surviving corporation;

            (ii) Holdings and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; PROVIDED that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

            (iii) subject to subsection 6.13, Holdings and its Subsidiaries may make Asset Sales of assets other than Financed Aircraft having a fair market value not in excess of $70,000,000 in the aggregate; PROVIDED that
      (x) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (y) the consideration

                                      (68)
      received shall be at least 75% cash; and (z) the proceeds of such Asset Sales shall be applied as required by subsection 2.4B(ii)(a);

            (iv) Holdings and its Subsidiaries may make Asset Sales of up to (1) one Financed Aircraft; PROVIDED that (t) no Potential Event of Default or Event of Default exists at the time of such Asset Sale or results therefrom; (u) such Asset Sale is to a Person that is not an Affiliate of either Holdings or any of its Subsidiaries; (v) at the time of such Asset Sale there is no agreement of any kind between or among the Persons party to such Asset Sale that the Financed Aircraft subject to such Asset Sale is part of any sale leaseback or similar transaction to which Holdings or any of its Subsidiaries is party to; (w) the Financed Aircraft subject to such Asset Sale shall not be part of any sale leaseback transaction to which Holdings or any Subsidiaries are party to for at least six months after the consummation of such Asset Sale; (x) the consideration received for such Financed Aircraft shall be in an amount at least equal to the fair market value thereof; (y) the consideration received from such Financed Aircraft shall be at least 75% Cash with the remaining consideration other than Cash to be evidenced by a note or similar financial instrument; and (z) on or prior to the consummation of such Asset Sale the Loans shall be repaid by at least the amount required by subsection 2.4B(ii)(a) in accordance with the terms thereof;

            (v) Holdings and its Subsidiaries may sell or otherwise dispose of up to (3) three aircraft subject to the Pass Through Trust Documents; PROVIDED that (x) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (y) the consideration received shall be at least 75% cash; and (z) the Net Cash Proceeds of such Asset Sales shall be applied as required by subsection 2.4B(ii)(a);

            (vi) Company may lease or transfer any Financed Aircraft to the extent expressly permitted by Section 4(d) of the First Aircraft Chattel Mortgage with respect to such Financed Aircraft;

            (vii) Holdings and its Subsidiaries may make (x) Consolidated Capital Expenditures not in excess of the Maximum Capital Expenditure Amount during any Fiscal Year, (y) Consolidated Capital Expenditures required to retrofit airplanes in order to conform to FAA regulations in an amount not to exceed $7,000,000 in the aggregate and (z) Consolidated Capital Expenditures constituting the reinvestment of proceeds of Asset Sales not required to repay the Loans pursuant to Section 2.4B(ii)(a); PROVIDED that up to 50% of any amount of such Consolidated Capital Expenditures permitted pursuant to clause (x) of this subsection (vii), but not made, in any Fiscal Year may be carried forward to and made during the immediately succeeding Fiscal Year (but no amount once carried forward to the next Fiscal Year may be carried forward to any Fiscal Year thereafter);

            (viii) Company and Polar Air may lease aircraft pursuant to ACMI Contracts;

            (ix) Company and Polar Air may lease aircraft other than pursuant to ACMI Contracts (each such lease, a "DRY LEASE"); PROVIDED that in the case of a Financed

                                      (69)

      Aircraft (a) such Dry Lease (i) shall be expressly subject and subordinate to the lien and security interest of the Lenders under the Collateral Documents, (ii) except in the case of a Dry Lease between the Company and Polar Air, shall not have a term (including, without limitation, any option to renew or extend) in excess of sixty (60) months, (iii) except in the case of a Dry Lease between the Company and Polar Air, shall require rental payments to be made at least monthly and (iv) except in the case of a Dry Lease between the Company and Polar Air, shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent (including, without limitation, with regard to the identity of the lessee), (b) Company shall grant a first priority security interest in such Dry Lease to the Administrative Agent, for the benefit of the Lenders, and their respective successors and assigns, shall take all necessary action to ensure that such security interest is fully perfected, and shall deliver an opinion addressed to the Administrative Agent to the effect that Administrative Agent holds a fully perfected first priority security interest in such Dry Lease, which opinion shall be in form and substance reasonably satisfactory to the Administrative Agent, from counsel reasonably satisfactory to the Administrative Agent, (c) either
      (1)(x) the lessee under such Dry Lease, at the time such Dry Lease in entered into, shall hold an air carrier operating certificate issued pursuant to Chapter 447 of Title 49 of the United States Code for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo, (y) Company and the lessee under such Dry Lease have expressed in writing (either in such Dry Lease or in a substantially contemporaneous writing) that such Dry Lease is intended to be treated as a lease for U.S. federal tax purposes, and (z) Company has obtained an opinion, addressed to Company, the Administrative Agent, and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent, stating that Company is entitled to the benefits of Section 1110 of the Bankruptcy Code with respect to the relevant Airframe and the relevant Engines or engines installed thereon or (2) Company shall obtain the prior written consent of the Administrative Agent, which consent may be withheld by the Administrative Agent in its sole discretion, and which consent (x) may be conditioned on receipt of opinions in form and substance satisfactory to the Administrative Agent in its sole discretion from counsel of the same domicile as the lessee under such Dry Lease, which counsel must be satisfactory to Administrative Agent in its sole discretion and (y) may be conditioned on such other conditions as the Administrative Agent may, in its sole discretion, determine, (d) except in the case of Dry Leases between Company and Polar Air, Company shall not enter into any waiver, amendment or other modification with respect to the related Dry Lease that could reasonably be expected to be materially adverse in any respect to Company or Polar Air, as the case may be, or Lenders without the prior written consent of the Administrative Agent, which consent shall be granted or denied by Administrative Agent in its sole discretion within ten (10) Business Days of receipt by Administrative Agent of the proposed amendment and any related documents reasonably requested by Administrative Agent and (e) Company shall provide Administrative Agent with a copy of any amendment, consent, waiver, supplement, or other modification with respect to any such Dry Lease within fifteen Business Days after the execution thereof; and

            (x) any Subsidiary of Holdings may convey, lease, license, sell or otherwise transfer all or part of its business, properties or assets (other than any Financed Aircraft or

                                      (70)
      any Part thereof) to Company or to any Subsidiary Guarantor, so long as any security interests granted to the Administrative Agent pursuant to the Collateral Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken.

6.8   AMENDMENTS OF MATERIAL AGREEMENTS.

      Holdings shall not permit (i) the certificate or articles of incorporation or bylaws of any Loan Party to be amended or otherwise modified in any manner which could reasonably be expected to have a Material Adverse Effect or (ii) any Material Agreement to be amended or otherwise modified (including by way of a waiver of any provision thereof) (x) at any time in any manner with respect to any provision providing material representations and warranties to Holdings or any of its Subsidiaries, indemnification rights to Holdings or any of its Subsidiaries, or limiting Holdings' or any of its Subsidiaries, remedies or rights upon the other party to such agreements failure to perform or which could otherwise reasonably be expected to have Material Adverse Effect on the value of any Financed Aircraft, (y) in the case of any Material Agreement at any time during the period ending on the first anniversary of the Fifth Restatement Effective Date, to provide (I) additional or increased rent, debt payments, maintenance reserves or any other form of additional compensation (including any amendment, modification or waiver, requiring any mandatory repayment of the principal amount of any Indebtedness or the prepayment of any rent with respect to any lease), (II) new fees or other compensation, (III) an increase in interest rate, (IV) additional collateral or credit support, (V) improved maintenance provisions or return condition provisions, (VI) additional financial, affirmative or negative covenants or (VII) any other form of material enhancements or (z) in the case of any Material Agreement at any time unless the Board of Directors of Holdings has determined that an amendment or modification of the type described in clause (I) through (VII) of clause (y) above is in the best interests of Holdings and its Subsidiaries and that Holdings and its Subsidiaries have received fair value in return for such amendment or modification.

      In addition, Holdings and its Subsidiaries shall not amend or modify any Permitted Extension Indebtedness or Other Permitted Indebtedness if such amendment or modification would have resulted in such Indebtedness not constituting Permitted Extension Indebtedness or Other Permitted Indebtedness when incurred had such amendment or modification been effective at such time.

6.9   RESTRICTION ON LEASES.

      A. Other than such Operating Leases or Capital Leases as are in effect on the Fifth Restatement Effective Date, Holdings shall not, and shall not permit any of its Subsidiaries to, become liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any lease, whether an Operating Lease or a Capital Lease (other than intercompany leases between Loan Parties) except that, other than as set forth in clause (B) of this Section 6.9, so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or would result therefrom and Company delivers an Officers' Certificate to Administrative Agent and Lenders, in form and substance reasonably satisfactory to Administrative Agent, certifying (i) the cash scheduled rental payments required to be made

                                      (71)
during each Fiscal Year of the Company under all Operating Leases and Capital Leases (including, without limitation, the lease proposed to be entered into) entered into after the Fifth Restatement Effective Date (each a "POST EFFECTIVE DATE LEASE") and (ii) in the event that the cash scheduled rental payments required to be made under all Post Effective Date Leases (including, without limitation, the leases proposed to be entered into) exceed $15,000,000 during any Fiscal Year of Holdings that on a Pro Forma Basis after giving effect to such Operating Lease or Capital Lease, the Fixed Charge Coverage Ratio determined as of the last day of the last fiscal quarter for which financial statement are then available is greater than 1.25 to 1.00, Holdings and its Subsidiaries may enter into Operating leases and Capital Leases; PROVIDED that the aggregate principal amount of Capital Leases entered into pursuant to this subsection 6.9 does not exceed the amount permitted by subsection 6.1(v). For purposes of this Section 6.9(A), Operating Leases and Capital Leases entered into after the Fifth Restatement Effective Date which are replacements of Operating Leases or Capital Leases in effect on the Fifth Restatement Effective Date (and related to the same property), shall be deemed to be Post Effective Date Leases only to the extent that the scheduled cash rental payments required to be made thereunder during any Fiscal Year of the Company exceed the scheduled cash rental payments required to be made during any Fiscal Year of the Company under the replaced leases as in effect on the Fifth Restatement Effective Date.

      B. Except as provided in subsection 5.17, (i) so long as any Financed Aircraft (including any Engines) are grounded, stored or are otherwise not maintained in a condition to be utilized in commercial operations throughout the world (including, without limitation, the failure to maintain a FAA airworthiness certificate with respect to the Airframe) (each such Financed Aircraft, a "GROUNDED AIRCRAFT" and each such Engine, a "STORED ENGINE"), Holdings, Company and each of their respective Subsidiaries will not be permitted to purchase, lease or take delivery of (I) any aircraft whilst any Financed Aircraft is a Grounded Aircraft, other than the scheduled delivery of an aircraft from The Boeing Corporation in September 2006 and the lease of up to five (5) Boeing 747 aircraft at any time, with each such lease to have a term of no longer than six (6) months (with no option to extend or renew such lease (other than any option to extend or renew at the then prevailing market rate at the date of expiration of the current term of such lease for an additional term of up to six (6) months)) or (II) any engine of a type that could be installed on any Boeing 747-200 or 747-300 aircraft whilst any Engine is a Stored Engine (other than any engine installed on a Financed Aircraft), other than leases of engines solely in order to replace an engine that has suffered unexpected in-flight damage, with such leases to have a term of no longer than one (1) month (with no option to extend or renew such lease), (ii) Company shall not be permitted to remove any Parts from the Grounded Aircraft and Stored Engines, except (x) as required by the Storage Program and (y) that Parts may be removed from the Grounded Aircraft and Stored Engines from time to time, if the removal of such Part is necessary to maintain other Airframes and Engines and so long as
(I) the removal of such Part does not adversely affect Company's ability to comply with the Storage Program, (II) the Administrative Agent is provided with at least 24-hours prior written notice of Company's intent to remove such Part,
(III) concurrently with the removal of such Part, Company deposits cash in an amount equal to 150% of the cost to purchase a new part or a part that has a value, utility and remaining useful life at least equal to the Part removed (determined as of the time such Part was removed from such Grounded Aircraft or Stored Engine) in a cash collateral account to be established at the Administrative Agent (with such cash and accrued interest to be

                                      (72)
returned to Company upon the replacement of such Part to the satisfaction of the Administrative Agent), (IV) such Part is replaced with a new part or a part that has a value, utility and remaining useful life at least equal to the Part removed (determined as of the time such Part was removed from such Grounded Aircraft or Stored Engine) as soon as practicable thereafter and in no event later than five (5) weeks after such Part was removed and (V) the Administrative Agent shall have the right to have a technical advisor present (at Company's expense) during the removal or installation of any Part on a Grounded Aircraft or Stored Engine.

6.10  SALES AND LEASE-BACKS.

      Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which Holdings or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Holdings or any of its Subsidiaries) or (ii) which Holdings or any of its Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Company or any of its Subsidiaries to any Person (other than Company or any of its Subsidiaries) in connection with such lease; PROVIDED that Company and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that Company or any of its Subsidiaries would be permitted to enter into, and remain liable under, such lease under subsection 6.9. Notwithstanding the foregoing provisions of this subsection 6.10, this subsection 6.10 shall not restrict or prohibit in any manner the AFL III Leases.

6.11  SALE OR DISCOUNT OF RECEIVABLES.

      Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.

6.12  TRANSACTIONS WITH SHAREHOLDERS, AFFILIATES AND GSS.

      In the event that Holdings or any of its Subsidiaries enters into, or agrees to amend or modify, any lease of aircraft to or from GSS or any holder of 10% or more of any class of equity Securities of Holdings or its Subsidiaries or with any Affiliate of Holdings (other than a Loan Party) or of any such holder or of GSS (any such lease, a "SPECIFIED LEASE"), Holdings or such Subsidiary shall deliver an originally executed officer's certificate, in form and substance satisfactory to the Administrative Agent, stating that such Specified Lease is on terms no less favorable to Holdings or such Subsidiary than those that could have been obtained in an arm's-length transaction with unrelated third parties.

                                      (73)

6.13  DISPOSAL OF SUBSIDIARY STOCK.

      Holdings shall not:

            (i) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries, except to qualify directors if required by applicable law or to a Subsidiary Guarantor; or

            (ii) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries (including such Subsidiary), except to Holdings, another Subsidiary Guarantor, or to qualify directors if required by applicable law.

6.14  CONDUCT OF BUSINESS.

      From and after the Fifth Restatement Effective Date, Holdings shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Holdings and its Subsidiaries on the Fifth Restatement Effective Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

6.15 CHANGE TO LEGAL NAMES; ORGANIZATIONAL IDENTIFICATION NUMBERS, JURISDICTION OR TYPE OF ORGANIZATION.

      No Loan Party shall change, or permit any change to, its legal name, jurisdiction of organization and/or type of organization until (i) it shall have given to the Administrative Agent not less than 30 days prior written notice of its intention so to do, clearly describing such new name and providing other information in connection therewith as the Administrative Agent may reasonably request and (ii) it shall have taken all action reasonably requested by the Administrative Agent to maintain the security interests of the Administrative Agent in the Collateral at all times fully perfected and in full force and effect. In addition, to the extent that any Loan Party does not have an organizational identification number on the date hereof and later obtains one, or if there is any change in the organizational identification number of any Loan Party, Holdings shall promptly notify the Administrative Agent of such new or changed organizational identification number and shall take all actions reasonably satisfactory to the Administrative Agent to the extent necessary to maintain the security interests of the Administrative Agent in the Collateral fully perfected and in full force and effect.

6.16  SUBORDINATED INDEBTEDNESS.

      In addition to and not in limitation of, any other term, covenant or condition set forth in this Agreement (x) any Indebtedness of Holdings and its Subsidiaries which shall be subordinated in right of payment to any other Indebtedness of Holdings and its Subsidiaries shall also be expressly subordinated in right of payment on the same basis to the Obligations, the Pass Through Trust Documents and related leases thereto and AFL III Financing Agreement and (y) no repayments of any such subordinated Indebtedness (except scheduled payments of principal and interest or mandatory prepayments of principal) shall be made unless, on a Pro Forma Basis

                                      (74)
after giving effect to such repayment, Holdings and its Subsidiaries shall be able to incur an additional $1.00 of Indebtedness under Section 6.1(v).

                                   SECTION 7.
                                EVENTS OF DEFAULT

      If any of the following conditions or events ("EVENTS OF DEFAULT") shall occur:

7.1   FAILURE TO MAKE PAYMENTS WHEN DUE.

      Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or failure by Company to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

7.2   DEFAULT IN OTHER AGREEMENTS.

      (i) Failure of Holdings or any of its Subsidiaries to pay when due following applicable grace periods (a) any principal of or interest on any Indebtedness (other than Indebtedness referred to in subsection 7.1) in an individual principal amount of $5,000,000 or more or any items of Indebtedness with an aggregate principal amount of $10,000,000 or more or (b) any Contingent Obligation in an individual principal amount of $5,000,000 or more or any Contingent Obligations with an aggregate principal amount of $10,000,000 or more, in each case beyond the end of any grace period provided therefore; or
(ii) breach or default by Holdings or any of its Subsidiaries with respect to any other material term of (a) any evidence of any Indebtedness in an individual principal amount of $5,000,000 or more or any items of Indebtedness with an aggregate principal amount of $10,000,000 or more or any Contingent Obligation in an individual principal amount of $5,000,000 or more or any Contingent Obligations with an aggregate principal amount of $10,000,000 or more or (b) any loan agreement, mortgage, indenture or other agreement relating to such Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

7.3   BREACH OF CERTAIN COVENANTS.

      (i) Failure of any Loan Party to perform or comply in any material respect with any term or condition contained in subsection 2.5, 5.2, or subsection 6.1,
6.2 (as it relates to prohibitions on Liens on Financed Aircraft), 6.5, 6.7 (as it relates to the sale of any Financed Aircraft or all or substantially all of the assets of Holdings and its Subsidiaries or to the merger of Holdings and its Subsidiaries into any other Person), 6.8, 6.10 and 6.13 of this Agreement or in clauses (i) and (ii) of Section 4(c), Section 4(d) or Section 4(g) of any First Aircraft Chattel Mortgage and (ii) the failure of any Loan Party to perform or comply with any term or condition contained in subsection 6.6B and, if such default has occurred for the first time during any month, such

                                      (75)
default has not been remedied or waived within (5) five Business Days after such default has occurred; or

7.4   BREACH OF WARRANTY.

      Any representation, warranty, certification or other statement made by Holdings or Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Holdings or Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

7.5   OTHER DEFAULTS UNDER LOAN DOCUMENTS.

      (i) Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 7, and such default shall not have been remedied or waived (x) within 15 days after the earlier of (a) an officer of Holdings or Company becoming aware of such default or (b) receipt by Holdings or Company of notice from Administrative Agent or any Lender of such default or (y) with respect to a default under subsection 6.6, the earlier of (a) an officer of Holdings or Company becoming aware of the default after the applicable measurement date and (b) the delivery of financial statements pursuant to subsection 5.1 or (ii) a guaranty, if any, of the Obligations for any reason ceases to be in full force and effect; or

7.6   INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

      (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

7.7   VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

      (i) Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of

                                      (76)
an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause
(ii); or

7.8   JUDGMENTS AND ATTACHMENTS.

      Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $5,000,000 or (ii) in the aggregate at any time an amount in excess of $10,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

7.9   DISSOLUTION.

      Any order, judgment or decree shall be entered against Holdings or any of its Subsidiaries decreeing the dissolution or split up of Holdings or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

7.10  CHANGE IN CONTROL.

      (i) (a) any Person or any two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act), directly or indirectly, of Securities of Holdings (or other Securities convertible into such Securities) representing 40% or more of the combined voting power of all Securities of Holdings entitled to vote in the election of directors, other than Securities having such power only by reason of the happening of a contingency; or (b) the Board of Directors of Holdings shall not consist of a majority Continuing Directors; or (c) a "Change of Control" shall occur under any of the Pass Through Trust Documents or any other Material Agreement (as in effect on the date of such occurrence); or (d) if at any time Holdings ceases to own directly 100% (excluding director's qualifying shares, if any) of (i) the outstanding capital stock of Company and Polar Air or (ii) any outstanding Securities (other than capital stock) of Company entitled to vote in the election of the directors of Company; or (e) if any time Holdings grants a Lien with respect to the capital stock of Company or any Subsidiary Guarantor; or

7.11  FAILURE OF SECURITY.

      Upon execution and delivery thereof, any Collateral Document shall, at any time, cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or

                                      (77)
shall be declared null and void, or the validity or enforceability thereof shall be contested in writing by any Loan Party, or Administrative Agent shall not have or shall cease to have a valid security interest in any Collateral purported to be covered thereby, perfected and with the priority required by the relevant Collateral Document, for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, subject only to Liens permitted under the applicable Collateral Documents; or

7.12  GUARANTIES.

      Any Guaranty or any provision thereof shall cease to be in full force and effect, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under the relevant Guaranty or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any Guaranty; or

7.13  CERTIFICATED AS AIR CARRIER.

      Company for any reason ceases to be a United States Citizen or to hold an air carrier operating certificate under the Federal Aviation Act for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo; or

7.14  MATERIAL AGREEMENTS.

      Any Material Agreement, other than any Approved Lease, shall at any time be terminated other than by its terms or cease to be in full force and effect other than by its terms; or

7.15  PASS THROUGH TRUST DOCUMENTS.

      Failure of Holdings and/or its Subsidiaries to deliver to the Administrative Agent by no later than December 1, 2004 fully executed amendments and any other documents in connection therewith to the Pass Through Trust Documents and the leases related thereto on substantially the same terms as the Restructuring Documents and such documents shall be in full force and effect; or

7.16  EQUITY ISSUANCE.

      Within 10 Business Days of an Equity Lender providing Company an Instruction Letter, such Equity Lender shall have received its proportionate number of shares (calculated as of the Fifth Restatement Effective Date by such Equity Lender) of Holdings Common Stock which in the aggregate for all Equity Lenders shall be an amount equal to 0.334% of the equity value of Holdings (prior to giving effect to any employee compensation plan), on terms specified in the Plan of Reorganization:

THEN (i) upon the occurrence of any Event of Default described in subsection 7.6 or 7.7, each of (a) the unpaid principal amount of and accrued interest on the Loans and (b) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by

                                      (78)

Company, and the obligation of each Lender to make any Loan shall thereupon terminate and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) and (b) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan shall thereupon terminate.

      Notwithstanding anything contained in the second preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to such paragraph Company shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 9.6, then Requisite Lenders, by written notice to Holdings or Company, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended to benefit Holdings or any of its Subsidiaries and do not grant Holdings or any of its Subsidiaries the right to require Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

                                   SECTION 8.
                                      AGENT

8.1   APPOINTMENT.

      DBTCA is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 8 are solely for the benefit of Administrative Agent and Lenders and neither Holdings nor any of its Subsidiaries shall have rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries.

8.2   POWERS AND DUTIES; GENERAL IMMUNITY.

      A. POWERS; DUTIES SPECIFIED. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan

                                      (79)

Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

      B. NO RESPONSIBILITY FOR CERTAIN MATTERS. Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of Holdings and its Subsidiaries to Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Holdings or any of its Subsidiaries or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

      C. EXCULPATORY PROVISIONS. Neither of Administrative Agent nor any of its officers, directors, partners, employees or agents shall be liable to Lenders for any action taken or omitted by it under or in connection with any of the Loan Documents except to the extent caused by Administrative Agent's gross negligence or willful misconduct. If Administrative Agent shall request instructions from Lenders with respect to any act or action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents, Administrative Agent shall be entitled to refrain from such act or taking such action unless and until Administrative Agent shall have received instructions from Requisite Lenders. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders. Administrative Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement or any of the other Loan Documents unless and until it has obtained the instructions of Requisite Lenders.

                                      (80)

      D. ADMINISTRATIVE AGENT ENTITLED TO ACT AS LENDER. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participations in the Loans, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

8.3 REPRESENTATIONS AND WARRANTIES; NO RESPONSIBILITY FOR APPRAISAL OF CREDITWORTHINESS.

      Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the transactions contemplated hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Administrative Agent shall not have responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

8.4   RIGHT TO INDEMNITY.

      Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent (and its respective affiliates and partners), to the extent that Administrative Agent shall not have been reimbursed by Holdings or its Subsidiaries for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent, in any way relating to or arising out of this Agreement or the other Loan Documents; PROVIDED that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent's gross negligence or willful misconduct.

8.5   COLLATERAL DOCUMENTS.

      Without limiting the generality of subsection 8.1, each Lender hereby further authorizes Administrative Agent to enter into the Collateral Documents as secured party on behalf of and

                                      (81)
for the benefit of such Lender and agrees to be bound by the terms of each of the Collateral Documents; PROVIDED that, except as otherwise provided below, Administrative Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in any Collateral Document without prior written consent of Requisite Lenders. Anything contained in any of the Loan Documents to the contrary notwithstanding, each Lender agrees that no Lender shall have any right individually to realize upon any of the collateral under any Collateral Document, it being understood and agreed that all powers, rights and remedies under the Collateral Documents may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof. Each Lender hereby authorizes Administrative Agent (i) to release or subordinate Collateral as permitted or required under this Agreement or the Collateral Documents, and agrees that a certificate executed by Administrative Agent evidencing such release of Collateral shall be conclusive evidence of such release as to any third party and (ii) to enter into any amendments of the Collateral Documents to cure any ambiguity, defect or inconsistency or to amend provisions relating to ministerial or administrative matters which do not materially adversely affect the rights of the Lenders thereunder and (iii) in the event that a Financed Aircraft is subject to a Dry Lease permitted by
Section 6.7(viii), to enter into amendments, supplements or other modifications of the Collateral Documents relating to such Financed Aircraft for the purpose of permitting the Dry Lease and requiring Company to grant a security interest in favor of the Lenders in such Dry Lease and other reasonably related changes.

8.6   SUCCESSOR ADMINISTRATIVE AGENT.

      Administrative Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Company. Upon any such notice of resignation, Requisite Lenders shall have the right, upon consultation with Company, to appoint a successor Administrative Agent. Upon the acceptance of any appointment hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the earlier of (x) the acceptance of any appointment hereunder by a successor Administrative Agent and (y) 30 days after the written notice described in the first sentence of this subsection 8.6, the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

                                   SECTION 9.
                                  MISCELLANEOUS

9.1   ASSIGNMENTS AND PARTICIPATIONS IN LOANS.

      A. GENERAL. Each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or (ii) sell participations to any Person in, all or any part any Loan or Loans made by it or any other interest herein or in any other Obligations owed to it; PROVIDED that no such sale, assignment, transfer or participation shall, without the consent of Company, require Company to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the

                                      (82)
securities laws of any state; PROVIDED FURTHER that no such sale, assignment or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement effecting such sale, assignment or transfer shall have been accepted by Administrative Agent and recorded in the Register as provided in subsection 9.1B(ii). Except as otherwise provided in this subsection 9.1, no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of the Loans, or the other Obligations owed to such Lender.

      B.    ASSIGNMENTS.

            (i) AMOUNTS AND TERMS OF ASSIGNMENTS. Each Loan or other Obligation may (a) be assigned in any amount to another Lender, or to an Affiliate of the assigning Lender or another Lender, with the giving of notice to Company and Administrative Agent or (b) be assigned in an aggregate amount of not less than $2,500,000 (or such lesser amount as shall constitute the aggregate amount of the Loans and other Obligations of the assigning Lender) to any other Eligible Assignee with the giving of notice to Company and with the consent of Administrative Agent and so long as no Default or Event of Default has occurred and is continuing, Company (which consent shall not be unreasonably withheld). Any assignment of Loans hereunder so long as no default or event of default has occurred and is continuing, shall effect a pro rata assignment of the Notes with respect to each Financed Aircraft. To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its Loans, or other Obligations or the portion thereof so assigned. The parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording in the Register, an Assignment Agreement, together with a processing and recordation fee of $3,000 and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a); PROVIDED, HOWEVER, that such processing fee shall not be required where the assignee is an existing Lender. Upon such execution, delivery and acceptance, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and
      (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). The Loans hereunder shall be modified to reflect the Loans of such assignee and any remaining Loans of such assigning Lender and, the assigning Lender may, upon the effectiveness of such assignment, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon new Notes shall be issued to the assignee substantially in the form of EXHIBIT IIIA annexed hereto or EXHIBIT IIIB, as the case may be, with appropriate insertions, to reflect the outstanding Loans of the assignee and/or the assigning Lender.

                                      (83)

      (ii) ACCEPTANCE BY ADMINISTRATIVE AGENT; RECORDATION IN REGISTER. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 9.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a), Administrative Agent shall, if such Assignment Agreement has been completed and is in substantially the form of EXHIBIT VII hereto and if Administrative Agent has consented to the assignment evidenced thereby to the extent such consent is required pursuant to subsection 9.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register and (c) give prompt notice thereof to Company. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 9.1B(ii).

      C. PARTICIPATIONS. The holder of any participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation, (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation or (iii) a release of Collateral, and all amounts payable by Company hereunder (including without limitation amounts payable to such Lender pursuant to subsections 2.6D and 2.7) shall be determined as if such Lender had not sold such participation. Company and each Lender hereby acknowledge and agree that, solely for purposes of subsection 9.5, (a) any participation will give rise to a direct obligation of Company to the participant and (b) the participant shall be considered to be a "Lender".

      D. ASSIGNMENTS TO FEDERAL RESERVE BANKS. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 9.1, any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; PROVIDED that (i) no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

      E. INFORMATION. Each Lender may furnish any information concerning Holdings and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 9.19.

9.2   EXPENSES.

      Whether or not the transactions contemplated hereby shall be consummated, Holdings and Company agrees to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents; (ii) all the costs of furnishing all opinions by counsel for

                                      (84)

Company (including without limitation any opinions requested by Lenders as to any legal matters arising hereunder) and of Company's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including, without limitation, with respect to confirming compliance with environmental and insurance requirements; (iii) the reasonable fees, expenses and disbursements of counsel to Administrative Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and the Loans and any consents, amendments, waivers or other modifications hereto or thereto and any other documents or matters requested by Company; (iv) all the costs and expenses of creating and perfecting the Liens in favor of Administrative Agent for the benefit of Lenders pursuant to the Loan Documents, including filing and recording fees and expenses, title insurance, fees and expenses of counsel for providing such opinions as Lenders may reasonably request and fees and expenses of legal counsel to Administrative Agent (including local counsel); (v) all other actual and reasonable costs and expenses incurred by Administrative Agent in connection with the negotiation, preparation and execution of the Loan Documents and the transactions contemplated hereby and thereby; and (vi) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from Holdings or any of its Subsidiaries hereunder or under the other Loan Documents by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

9.3   INDEMNITY.

      In addition to the payment of expenses pursuant to subsection 9.2, whether or not the transactions contemplated hereby shall be consummated, Holdings and Company agree to defend, indemnify, pay and hold harmless Administrative Agent and Lenders, and the officers, directors, partners, employees, agents and affiliates of Administrative Agent and Lenders (collectively called the "INDEMNITEES") from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including without limitation the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including without limitation securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including without limitation the use or intended use of the proceeds of any of the Loans) or the statements contained in the commitment letter delivered by any Lender to Company with respect thereto (collectively called the "INDEMNIFIED LIABILITIES"); PROVIDED that Holdings and Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as

                                      (85)
determined by a final judgment of a court of competent jurisdiction. To the extent that the undertaking to defend, indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Holdings and Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

9.4   SET-OFF.

      In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by Holdings and each of its Subsidiaries at any time or from time to time, without notice to Holdings or such Subsidiary or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of Holdings or such Subsidiary against and on account of the obligations and liabilities of Holdings or such Subsidiary to that Lender under this Agreement, the Notes, and the other Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, the Notes, or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

9.5   RATABLE SHARING.

      Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment, by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "AGGREGATE AMOUNTS DUE" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and
(ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; PROVIDED that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Holdings and its Subsidiaries or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Holdings and its

                                      (86)

Subsidiaries expressly consent to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Holdings and its Subsidiaries to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

9.6   AMENDMENTS AND WAIVERS.

      A. No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, or consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; PROVIDED that any such amendment, modification, termination, waiver or consent which: reduces the principal amount of any of the Loans; changes any Lender's Pro Rata Share; changes in any manner the definition of "Requisite Lenders"; changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders; postpones the Final Scheduled Maturity Date (but not the date of any scheduled installment of principal) of any of the Loans; postpones the date on which any interest or any fees are payable; decreases the interest rate borne by any of the Loans (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder; increases the maximum duration of Interest Periods permitted hereunder; releases all or substantially all of the Collateral; or changes in any manner the provisions contained in subsection 7.1 or this subsection 9.6 shall be effective only if evidenced by a writing signed by or on behalf of all Lenders to whom are owed Obligations being directly affected by such amendment, modification, termination, waiver or consent. In addition, (i) any amendment, modification, termination or waiver of any of the provisions contained in Section 3 shall be effective only if evidenced by a writing signed by or on behalf of Administrative Agent and Requisite Lenders, (ii) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note and (iii) no amendment, modification, termination or waiver of any provision of Section 7 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 9.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company. Notwithstanding anything contained to the contrary in this subsection 9.6A, the Aircraft Chattel Mortgages may be amended in the manner and for the purpose set forth in subsection 9.21 without the consents required by this subsection 9.6A.

      B. If, in connection with any proposed change, waiver, discharge or termination to any of the provision of this Agreement as contemplated by the proviso in the first sentence of this subsection 9.6, the consent of Requisite Lenders is obtained but consent of one or more of

                                      (87)
such other Lenders whose consent is required is not obtained, then Company may, so long as all non-consenting Lenders are so treated, elect to terminate such Lender as a party to this Agreement; PROVIDED that, concurrently with such termination, (i) Company shall pay that Lender all principal, interest and fees and other amounts owed to such Lender through such date of termination, (ii) another financial institution satisfactory to Company and Administrative Agent (or if Administrative Agent is also the Lender to be terminated, the successor Administrative Agent) shall agree, as of such date, to become a Lender for all purposes under this Agreement (whether by assignment or amendment) and to assume all obligations of the Lender to be terminated as of such date, and (iii) all documents and supporting materials necessary, in the judgment of Administrative Agent (or if Administrative Agent is also the Lender to be terminated, the successor Administrative Agent) to evidence the substitution of such Lender shall have been received and approved by Administrative Agent as of such date.

9.7   INDEPENDENCE OF COVENANTS.

      All covenants under this Agreement shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

9.8   NOTICES.

      Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; PROVIDED that notices to Administrative Agent shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Holdings, Company and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.

9.9   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

      A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

      B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Holdings and its Subsidiaries set forth in subsections 2.6D, 2.7, 9.2, 9.3 and 9.4 and the agreements of Lenders set forth in subsections 8.2C, 8.4 and 9.5 shall survive the payment of the Loans, and the termination of this Agreement.

                                      (88)

9.10  FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

      No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.11  MARSHALLING; PAYMENTS SET ASIDE.

      Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law, the law of admiralty or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefore or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.

9.12  SEVERABILITY.

      In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.13  OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS.

      The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

                                      (89)

9.14  HEADINGS.

      Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.15  APPLICABLE LAW.

      THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

9.16  SUCCESSORS AND ASSIGNS.

      This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to subsection 9.1). Neither Holdings' or Company's rights or obligations hereunder nor any interest therein may be assigned or delegated by Company or Holdings, as the case may be, without the prior written consent of all Lenders.

9.17  CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

      ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST HOLDINGS OR ANY OF ITS SUBSIDIARIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OBLIGATION MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT HOLDINGS AND COMPANY EACH ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, SUCH OTHER LOAN DOCUMENT OR SUCH OBLIGATION (SUBJECT TO ANY RIGHT TO APPEAL TO A COURT IN THE STATE OF NEW YORK). Holdings and Company each hereby agree that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Holdings or Company, as the case may be, at its address provided in subsection 9.8, such service being hereby acknowledged by Company to be sufficient for personal jurisdiction in any action against Company in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against Company in the courts of any other jurisdiction.

                                      (90)

9.18  WAIVER OF JURY TRIAL.

      EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

9.19  CONFIDENTIALITY.

      (a) Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential by Company in accordance with such Lender's customary procedures for handling confidential information of this nature, it being understood and agreed by Company that in any event a Lender may make disclosures to any Person who evaluates, approves, structures or administers the Loans on behalf of a Lender and who is subject to this confidentiality provision, or, reasonably required by any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participation therein or as required or requested by any governmental or regulatory agency (including, without limitation, the National Association of Insurance Commissioners) or representative thereof or pursuant to legal process or in accordance with any applicable law or regulation; PROVIDED that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any governmental or regulatory agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental or regulatory agency) for disclosure of any such non-public information prior to disclosure of such information; and PROVIDED FURTHER that in no event shall any Lender be obligated or required to return any materials furnished by Holdings or any of its Subsidiaries.

      (b) Each of Holdings and Company hereby acknowledges and agrees that each Lender may share with any of its affiliates or its investment advisors any information related to

                                      (91)

Holdings or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of such entities), PROVIDED that such Persons shall be subject to the provisions of this Section
9.19 to the same extent as such Lender and shall only use such information in connection with matters relating to this Agreement.

      (c) Each of Holdings and Company hereby represents and acknowledges that, to the best of its knowledge, neither the Administrative Agent nor any Lender, nor any employees or agents of, or other persons affiliated with, the Administrative Agent or any Lender, have directly or indirectly made or provided any statement (oral or written) to Holdings or Company or to any of their respective employees or agents, or other persons affiliated with or related to Holdings or Company (or, so far as Holdings or Company is aware, to any other person), as to the potential tax consequences of the transaction contemplated by this Agreement.

9.20  COUNTERPARTS; EFFECTIVENESS; EFFECT IF AGREEMENT DOES NOT BECOME
      EFFECTIVE.

      This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof and the satisfaction (or waiver) of each of the conditions set forth in subsection 3.1. Until this Agreement becomes effective, the Existing Credit Agreement remains in full force and effect and, in the event this Agreement does not become effective on or before July 27, 2004, the execution and delivery of this Agreement shall be disregarded and this Agreement shall be deemed null and void for all purposes.

9.21  REPLACEMENT ENGINES.

      A. ENGINES. So long as no Event of Default or Potential Event of Default has occurred and is continuing, Company may, upon not less than five (5) Business Days prior written notice to Administrative Agent, replace any Engine which is the subject of an Aircraft Chattel Mortgage with another engine (the "REPLACEMENT ENGINE") meeting the requirements of the applicable Aircraft Chattel Mortgage. In addition to the preceding sentence, any Replacement Engine shall be an engine that is the same or improved make and model as the Engine to be replaced, and that is suitable for installation and use on any Airframe, and that has a value, utility and remaining useful life (including with respect to hours and cycles remaining until overhaul) at least equal to the Engine to be replaced thereby.

            The Lenders agree to release the Lien created by the applicable Aircraft Chattel Mortgage for any Engine to be replaced by a Replacement Engine promptly upon (i) presentation by Company of documentation necessary to create a legal, valid and enforceable first priority security interest in and to the Replacement Engine, (ii) delivery to Administrative Agent of an opinion of Cahill Gordon & Reindel LLP, or such other counsel as may be acceptable to

                                      (92)

Administrative Agent, confirming that Administrative Agent will continue to be entitled to the benefits of Section 1110 of the Bankruptcy Code with respect to such Replacement Engine free of all Liens (other than Permitted Encumbrances) and (iii) receipt of all other deliveries required by Section 4(f)(iii) of the applicable Aircraft Chattel Mortgage.

      B. FURTHER ASSURANCES. Holdings and Company shall take all necessary actions to provide that Administrative Agent will continue to be entitled to the benefits of Section 1110 of the Bankruptcy Code with respect to each Replacement Engine, free of all Liens (other than Permitted Encumbrances).

                  [Remainder of page intentionally left blank]

                                      (93)

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                                        ATLAS AIR WORLDWIDE HOLDINGS, INC.

                                        By: /s/ William C. Bradley
                                            ------------------------------------
                                            Name: William C. Bradley
                                            Title: Vice President & Treasurer

                                        Notice Address:

                                        2000 Westchester Avenue
                                        Purchase, NY 10577

                                        Attention: Treasurer

                                        ATLAS AIR, INC.

                                        By: /s/ William C. Bradley
                                            ------------------------------------
                                            Name: William C. Bradley
                                            Title: Vice President & Treasurer

                                        Notice Address:

                                        2000 Westchester Avenue
                                        Purchase, NY 10577

                                        Attention: Treasurer

                                        ADMINISTRATIVE AGENT:

                                        DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                        as Administrative Agent and Lender

                                        By: /s/ David J. Bell
                                            ------------------------------------
                                            Name: David J. Bell
                                            Title: Managing Director

                                        Notice Address:

                                        Deutsche Bank Trust Company Americas
                                        60 Wall Street
                                        New York, New York 10005

                                        Attention: David J. Bell

                                        CITADEL CREDIT TRADING LTD.

                                        By: Citadel Limited Partnership, its
                                            Portfolio Manager
                                        By: GLB Partners, L.P., its General
                                            Partner
                                        By: Citadel Investment Group, L.L.C.,
                                            its General Partner

                                        By: /s/ Levoyd E. Robinson
                                            ------------------------------------
                                            Name: Levoyd E. Robinson
                                            Title: Managing Director

                                        CITADEL EQUITY FUND LTD.

                                        By: Citadel Limited Partnership, its
                                            Portfolio Manager
                                        By: GLB Partners, L.P., its General
                                            Partner
                                        By: Citadel Investment Group, L.L.C.,
                                            its General Partner

                                        By: /s/ Levoyd E. Robinson
                                            ------------------------------------
                                            Name: Levoyd E. Robinson
                                            Title: Managing Director

                                        Concordia Distressed Debt Fund, L.P.
                                            acting by and through Concordia
                                            Advisors L.L.C.

                                        By: /s/ Robert J. Capozzi
                                            ------------------------------------
                                            Name: Robert J. Capozzi
                                            Title: Portfolio Manager and Co-Head
                                                   of Distressed Debt Trading

                                        Fernwood Associates LLC

                                        By: Intermarket Corp.

                                        By: /s/ Robert Gaviglio
                                            ------------------------------------
                                            Name: Robert Gaviglio
                                            Title: Vice President

                                        Fernwood Foundation LLC

                                        By: Intermarket Corp.

                                        By: /s/ Robert Gaviglio
                                            ------------------------------------
                                            Name: Robert Gaviglio
                                            Title: Vice President

                                        FERNWOOD RESTRUCTURINGS LIMITED

                                        By: /s/ Robert Gaviglio
                                            ------------------------------------
                                            Name: Robert Gaviglio
                                            Title: Vice President

                                       GMAC Commercial Finance LLC, successor by merger to GMAC Commercial Credit LLC

                                       By: /s/ Stephe W. Arnold
                                           -------------------------------------
                                           Name: Stephe W. Arnold
                                           Title: V.P. Portfolio Manager

                                       GOLDMAN SACHS CREDIT PARTNERS, L.P.

                                       By: /s/ Pedro Ramirez
                                           -------------------------------------
                                           Name: Pedro Ramirez
                                           Title: Authorized Signatory

                                        Restoration Holdings, Ltd.

                                        By: /s/ Pamela M. Lawrence
                                            ------------------------------------
                                            Name: Pamela M. Lawrence
                                            Title: Manager

                                        UNION BANK OF CALIFORNIA, N.A.

                                        By: /s/ Bette J. McCole
                                            ------------------------------------
                                            Name: Bette J. McCole
                                            Title: Vice President

                                        U.S. BANK NATIONAL ASSOCIATION

                                        By: /s/ Dale L. Welke
                                            ------------------------------------
                                            Name: Dale L. Welke
                                            Title: Vice President